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WALTER INVESTMENT MANAGEMENT CORP.

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WALTER INVESTMENT MANAGEMENT CORP.

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WALTER INVESTMENT MANAGEMENT CORP.

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

April 6, 2012

Dear Fellow Stockholder:

On behalf of the Board of Directors, we cordially invite you to attend the 2012 Annual Meeting of Stockholders of Walter Investment Management Corp. (the “Company”) which will be held at the Grand Hyatt Tampa Bay, 2900 Bayport Drive, Tampa, Florida on Thursday, May 3, 2012, at 10:00 a.m. local time.

At the Annual Meeting, stockholders will be asked to:

(1)  Elect two Class III directors whose terms will expire in 2015;

(2)  Provide an advisory vote on the 2011 compensation of the Company’s named executive officers;

(3)  Ratify the appointment of Ernst & Young LLP as the Company’s independent registered certified public accounting firm for the 2012 fiscal year; and

(4)  Transact such other business which is properly brought up at the Annual Meeting or any adjournment thereof.

On the following pages you will find the Notice of Annual Meeting of Stockholders and the Proxy Statement giving information concerning matters to be acted upon at the meeting. Of course, management will be present at the Annual Meeting to answer any questions you might have.

I sincerely hope you will be able to attend the Annual Meeting. IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE VOTE ON EACH OF THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT AND SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD OR VOTE BY INTERNET OR TELEPHONE AS INSTRUCTED ON THE PROXY CARD, WHETHER OR NOT YOU ARE CURRENTLY PLANNING TO ATTEND THE MEETING. If you do plan to attend the meeting, or later decide to do so, you may withdraw your proxy at the meeting and vote in person at that time. Should you plan to attend but be unable to do so, having your proxy on record will ensure that your voice is heard.

We thank you for your support and look forward to seeing you at the Annual Meeting.

Very truly yours,

Mark J. O’Brien

Chairman and Chief Executive Officer

WALTER INVESTMENT MANAGEMENT CORP.

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 3, 2012

TO THE STOCKHOLDERS OF WALTER INVESTMENT MANAGEMENT CORP.:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of the Stockholders of Walter Investment Management Corp., a Maryland corporation (the “Company”), will be held at the Grand Hyatt Tampa Bay, 2900 Bayport Drive, Tampa, Florida on Thursday, May 3, 2012, at 10:00 a.m. local time, to consider and act on the following matters:

1.  Election of the two Class III director nominees identified in the accompanying proxy statement to serve as members of the Board of Directors until their terms expire in 2015;

2.  An advisory vote to approve the 2011 compensation paid to our named executive officers;

3.  Ratification and appointment of Ernst & Young LLP as the Company’s independent registered certified public accounting firm for the 2012 fiscal year; and

4.  Such other business as may properly come before the meeting or adjournment thereof.

Only stockholders of record at the close of business on March 23, 2012 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments thereof. Each stockholder is requested to complete, execute, and date the enclosed proxy and to return it without delay in the enclosed postage-paid envelope, or vote by internet or telephone as instructed on the proxy card, even though he or she presently may intend to attend the Annual Meeting. Any stockholder present at the Annual Meeting may withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting.

By Order of the Board of Directors

Stuart D. Boyd

Secretary

Tampa, Florida

April 6, 2012

WALTER INVESTMENT MANAGEMENT CORP.

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 3, 2012

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Walter Investment Management Corp., a Maryland corporation (the “Company”), of proxies to be voted at the 2012 Annual Meeting of Stockholders to be held on Thursday, May 3, 2012, at 10:00 a.m., local time (the “Annual Meeting”), and at any adjournment thereof. The Annual Meeting will be held at the Grand Hyatt Tampa Bay, 2900 Bayport Drive, Tampa, Florida.

At the Annual Meeting, stockholders will be asked to consider and vote on (a) the election of two director nominees identified in this proxy statement to serve as members of the board of directors of the Company (the “Board” or the “Board of Directors”) as Class III directors until the expiration of their term in 2015; (b) approval of the 2011 compensation paid to our named executive officers via a non-binding advisory vote; (c) the approval and ratification of Ernst & Young LLP as the Company’s independent registered certified public accounting firm for the 2012 fiscal year; and (d) such other business as may properly come before the meeting.

This Proxy Statement and the enclosed form of proxy are first being sent to stockholders, together with the Notice of Annual Meeting, on or about April 6, 2012.

Stockholders are urged to complete, date, and sign the accompanying form of proxy and return it promptly in the envelope provided with these materials. No postage is necessary if the proxy is mailed in the United States in the accompanying envelope.

PROXIES AND VOTING AT THE MEETING

RECORD DATE AND VOTING RIGHTS

The Board of Directors has fixed the close of business on March 23, 2012 as the record date (the “Record Date”) for the determination of the stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of the Record Date, the Company had issued and outstanding approximately 27,957,418 shares of common stock, $0.01 par value per share (“Common Stock”), constituting the Company’s only class of stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date entitles the record holder to cast one vote with respect to each matter to be voted upon at the Annual Meeting. The presence of a majority of the Company’s outstanding shares of Common Stock as of the Record Date, in person or represented by proxy, will constitute a quorum at the Annual Meeting.

Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. In connection with the election of directors, votes may be cast in favor of or withheld from each nominee. Votes withheld from director nominees will be counted in determining whether a quorum has been reached. However, since directors are elected by a plurality, only votes cast for a director will be counted for purposes of electing a director; and, thus, votes against a director and votes withheld from a nominee or nominees generally will not affect the outcome of the election.

Unless the Company’s charter or bylaws, or state law requires a greater number of votes, a majority of all votes cast at a meeting at which a quorum is present is sufficient to approve any matter that properly comes before the meeting. Notwithstanding the foregoing, the shareholder vote on executive compensation is advisory only and is not binding on the Company; however, the Board of Directors will take such a vote into consideration.

In the event of any abstentions or broker non-votes with respect to any proposal coming before the Annual Meeting, such proxy will be counted as present for purposes of determining the existence of a quorum; but since such proxy is neither a vote cast in favor of nor a vote cast opposing a proposed action, abstentions and broker non-votes typically will not be counted as a vote cast on any non-routine matter. Regarding broker non-votes, under NYSE Amex Rules, a broker who holds shares in street name for customers generally has the authority to vote on certain “routine” or “discretionary” proposals if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. Therefore, if a broker holds Company stock in a stockholder’s name and delivers this proxy statement to the stockholder, the broker is entitled to vote the shares for the ratification of the appointment of our independent auditors even if the broker does not receive voting instructions back from the stockholder. However, certain brokers will only vote uninstructed shares in the same proportion as the instructions received from their other stockholders. The proposals relating to the election of directors and the advisory vote to approve the Company’s executive compensation are not “routine” or “discretionary proposals ant therefore, if you do not instruct your broker how to vote with respect to these proposals, your shares will not count and will be treated as “broker non-votes.” As noted above, inasmuch as under Maryland law directors are elected by a plurality of the votes cast at a meeting where a quorum is present, abstentions and broker non-votes have no impact on the outcome of the vote taken with respect to the election of directors or other matters requiring the approval of those casting a vote at the meeting, such as the proposals relating to the compensation paid to our named executive officers and the frequency of the vote on such approvals.

VOTING AND REVOCATION OF PROXIES

All properly executed proxies received prior to or at the Annual Meeting will be voted in accordance with any instructions indicated on such proxies. If no instructions are indicated with respect to any shares for which properly executed proxies have been received, such proxies will be voted:

•	FOR the election of the Board of Directors’ nominees as Class III directors,

•	FOR the approval of the 2011 executive compensation paid to our named executive officers, and

•	FOR approval and ratification of Ernst & Young LLP as the Company’s independent registered certified public accounting firm for 2012.

The Company is not aware of any matter to be presented at the Annual Meeting other than those matters described in the Notice of Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting for consideration, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

Any stockholder giving a proxy may revoke it at any time before it is exercised by duly executing and submitting a later-dated proxy, by delivering written notice of revocation to the Company which is received at or before the Annual Meeting, or by voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of the proxy). Any written notice revoking a proxy should be sent to the Secretary of the Company at the Company’s principal executive offices, located at the address set forth above.

NOTE ON THE PRESENTATION IN THIS PROXY

Our business, as it is conducted today, grew out of the April 17, 2009 reverse merger of Walter Investment Management LLC (“WIM”) with Hanover Capital Mortgage Holdings, Inc. (“Hanover”), a publicly traded real estate investment trust (“REIT”) (the transaction by which the two companies joined being referred to as the “Merger”). WIM was previously a subsidiary of what is now known as Walter Energy, Inc. (“Walter Energy”) and was spun–off from Walter Energy in connection with the Merger. Although Hanover was the surviving legal entity in the Merger, as of the date of the Merger, the Company’s primary business became that of WIM and its predecessors; that business being a mortgage servicer and mortgage portfolio owner specializing in subprime, non-conforming and other credit-challenged residential loans, primarily in the southeastern United States. Moreover, our Board of Directors was reconstituted and senior management restructured with most of our senior executives represented by former WIM employees. Further reflecting this restructuring, Hanover’s name was changed to Walter Investment Management Corp. In light of this fundamental and significant change to the business, that occurred three and a half months into 2009, except as specifically noted otherwise (a) there is no financial information presented for periods prior to April 17, 2009, and (b) the materials presented which relate to calendar year 2009 are representative of and for the period from April 17, 2009 through December 31, 2009.

Effective July 1, 2011, we acquired 100% of the outstanding membership interests in GTCS Holdings LLC (“Green Tree”). Green Tree, based in St. Paul, Minnesota, is a fee-based business services company which provides high-touch, third-party servicing of credit sensitive consumer loans. The Green Tree acquisition, which is discussed more fully in the Company’s Form 10-K filed with the SEC on March 9, 2012, and in the Compensation, Discussion and Analysis section of this Proxy Statement transformed our business and, as a result of the acquisition, effective January 1, 2011 the Company no longer qualified as a REIT and began being taxed as a C-corporation.

MATTERS TO BE VOTED ON

PROPOSAL I

ELECTION OF DIRECTORS

In accordance with the Company’s Bylaws and based on the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board of Directors, our Board of Directors is presently comprised of seven directors; Mark O’Brien (Chairman), Steven Berrard, Ellyn Brown, Denmar Dixon, William Meurer, Shannon Smith and Michael Tokarz. The Board is divided into three classes that are as nearly equal in size as possible and are elected to staggered three-year terms. One class of directors is elected at each annual meeting of our stockholders for a term of three years. Each director holds office until his or her successor has been duly elected and qualified, or the director’s earlier resignation, death or removal. The terms of the Board’s Class III directors, comprised of Messrs. O’Brien and Smith, expire at the 2012 Annual Meeting. The terms of our Class I directors, Messrs. Berrard and Dixon and Ms. Brown, expire at the 2013 Annual Meeting of Stockholders, and the terms of our Class II directors, Messrs. Meurer and Tokarz expire at the 2014 Annual Meeting.

The Board of Directors, on the recommendation of the Nominating Committee, has nominated Mark O’Brien and Shannon Smith to stand for re-election as Class III directors to serve until our 2015 Annual Meeting of Stockholders, or until their respective successors are duly elected and qualified. Both Messrs. O’Brien and Smith have served as directors of the Company since April 17, 2009. Each nominee has consented to be named as a nominee and has indicated his intention to serve if elected. If either or both nominee for any reason should become unavailable for election, or if a vacancy should occur before the election, it is intended that the shares represented by the proxies voted for such nominee will be voted for such other person as the Company’s Board of Directors shall designate to replace such nominee. The Board of Directors has no reason to believe that any of the nominees will not be available, or will prove unable to serve, if so elected.

It is important that Board members have complementary skills that together can best guide the Company to a successful future. In considering whether the nominees meet the requirements necessary to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating Committee and the Board focused on the information provided in each of the Directors’ individual biographies set forth below, as well as their personal knowledge and experience in having previously worked with one another as members of the Company’s Board of Directors. Each nominee brings a strong and unique background and set of skills to the Board, which, combined with the backgrounds of our continuing directors, gives the Board as a whole competence and experience in a wide variety of areas, including: corporate governance and board service; executive management; banking and finance; private equity; residential real estate and home building; accounting; and Securities and Exchange Commission and other regulatory compliance. In addition, the Nominating Committee considered each nominee’s and continuing director’s (i) prior history with and involvement in the Company and it predecessors; (ii) ability to assist in overseeing the Company’s risk management and internal and disclosure controls, (iii) prior assistance with the strategic direction of the Company, (iv) roles in implementing the Company’s mission statement and strategic direction, and (v) ability to assist in the Company’s efforts to comply with its various governance requirements. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are also described in the following paragraphs. A complete description of the criteria for service and the review process for nomination to the Board is set forth in the Corporate Governance section of this Proxy under the heading “Director Qualifications and Review of Director Nominees.”

The information below provides information as of the date of this proxy statement about each nominee and continuing director. The information presented includes the name of each nominee and continuing director, along with his or her age, all positions held with the Company, term of office as a director, principal occupation or employment for the past five years or more, involvement in certain legal proceedings, if applicable, and the name of all other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition, the information presented below includes a description of the specific experience, qualifications, attributes and skills of each nominee that led our Nominating Committee to conclude that he should serve as a director of the Company for the ensuing term, along with similar information on the continuing directors in order to provide stockholders with insight as to the complementary expertise of our Board members. After reviewing Mr. Smith’s background, the Nominating Committee has determined, and the Board has confirmed, that Mr. Smith is “independent” under the NYSE Amex rules (and continuing directors, Ms. Brown and Messrs. Berrard, Meurer, Smith and Tokarz also are considered to be independent, meaning that five of the seven members of our Board of Directors are independent under NYSE Amex rules). Because of their employment with the Company, Mr. O’Brien and Mr. Dixon are not considered as “independent.” The Nominating Committee further believes that both of the nominees and all five of the continuing directors are independent of the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of our stockholders as a whole.

Valid proxies received pursuant to this solicitation will be voted in the manner specified. Where no specification is made, it is intended that the proxies received from shareholders will be voted FOR the election of the director nominees identified above.

Nominees for Class III Directors

(Terms Expiring in 2015)

Mark J. O’Brien, age 69, has served as the Chairman of the Board of Directors and Chief Executive Officer of the Company since April 2009. In March 2006, Mr. O’Brien was named Chairman and Chief Executive Officer of JWHHC, and, in February 2009, of WIM. He also served as a director of Walter Energy from 2005 until the Merger. Mr. O’Brien has served as President and Chief Executive Officer of Brier Patch Capital and Management, Inc., a family real estate investment and management firm, since September 2004. Mr. O’Brien served in various capacities at Pulte Homes, Inc. for 21 years, culminating in his appointment as President and Chief Executive Officer. He retired from that position in 2003. Mr. O’Brien is a director of Mueller Water Products, Inc., a publicly traded spin-off from Walter Energy, and A. Duda & Sons, Inc., a privately held family agriculture and real estate firm. He also serves on the Board of Trustees for the Billfish Foundation, a not-for-profit entity dedicated to the worldwide management of billfish resources.

Areas of Relevant Experience: Mr. O’Brien has had a long history in the real estate development, investment and management businesses in general and the Company’s business in particular. While all of the Company’s Board members bring some form of generalized expertise to the Board’s management of the Company, Mr. O’Brien’s direct involvement with the Company brings a wealth of knowledge as to the specific challenges and opportunities inherent in the Company’s business. Mr. O’Brien’s day-to-day leadership, as the Company’s Chief Executive Officer, provides him with intimate knowledge of our business and operations.

Shannon E. Smith, age 46, has served as a director of the Company since April 2009 and, until his resignation in June of 2011, served as a Director, Senior Vice President and Chief Operating Officer of American Land Lease, Inc., a real estate investment trust, and as a Managing Director of Green Courte Partners, LLC, a Chicago-based private equity real estate investment firm. Until the completion of its merger with GCP Sunshine Acquisition, Inc. on March 16, 2009, American Land Lease was listed on the NYSE. Mr. Smith joined American Land Lease, Inc. in October 2000 as Chief Accounting Officer and was appointed as its Chief Financial Officer in February 2001 and its Chief Operating Officer in July 2009. Mr. Smith was named a Managing Director of Green Courte Partners in May of 2009. Mr. Smith also served as the Secretary of American Land Lease, Inc. from July of 2002 until January of 2008. From March 1997 to October 2000, Mr. Smith served as Chief Financial Officer of Jemison-Demsey Holding Company, Jemison Industries and other entities controlled by Jemison Investment Company. Mr. Smith began his career with Ernst & Whinney as a certified public accountant.

Areas of Relevant Experience: Mr. Smith has a diverse background that is particularly suited to assisting in guiding the Company’s direction. As the Chief Financial Officer of a public company for nine years, he brings an appreciation for and an understanding of the complex accounting issues facing the Company. He is an active member of the Audit Committee, the Nominating Committees and the Compensation and Human Resources Committee where he serves as the Chairman of the Committee. In addition, his extensive accounting and financial background also qualifies him as an audit committee financial expert under applicable Securities and Exchange Commission rules and the requirements of the NYSE Amex for listed companies (referred to herein as an “audit committee financial expert”). With Messrs. Meurer and Berrard as members of the Audit Committee, the Company has three financial experts serving on its Audit Committee. As the Chief Financial Officer of a REIT previously listed on the NYSE he brings a knowledge of real estate investment, corporate management, reporting requirements and governance issues.

The Board of Directors recommends a vote FOR

the election of both nominees.

Directors Continuing in Office

Class I Directors

(Terms Expiring in 2013)

Ellyn L. Brown, age 62, has served as a director of the Company since April 2009. She practiced corporate and securities law, since 1996 as the president of Brown and Associates, a corporate law and consulting firm that provided operational, regulatory and governance guidance to financial services clients and other entities that operate in highly regulated environments, until her retirement in 2010. She also has taught corporate and securities law at Villanova University School of Law and the University of Maryland School of Law. Ms. Brown has served as a director of NYSE Euronext, Inc. and its predecessors since 2005, and also is a member of the board of directors of NYSE Regulation, Inc., which oversees NYSE market regulation. In addition, she serves on the Board of Governors of the Financial Industry Regulatory Authority (“FINRA”). From 2007 to 2011 Ms. Brown was a trustee of the Financial Accounting Foundation (parent of the Financial Accounting Standards Board and the Government Accounting Standards Board). She served as Maryland’s Securities Commissioner from 1987-1992, and later was a member of the boards of the National Association of Securities Dealers Regulation and the Certified Financial Planner Board of Standards.

Areas of Relevant Experience: Ms. Brown brings strong experience in securities law, financial regulatory reporting and compliance, and corporate governance to the Company’s Board. During her career, she has been a regulator and prosecutor of financial fraud, provided advice and counsel to a number of public companies, and served as a director of several entities that have grown and transformed significantly. This experience offers value to the Company’s Nominating and Corporate Governance Committee, as well as the Compensation and Human Resources and Audit Committees on which she serves.

Denmar J. Dixon, age 49, has served as a director of the Company since April 2009 and, on January 22, 2010 he became Vice Chairman and Executive Vice President of the Company. Prior to becoming an executive officer of the Company, he also had served as a member of our Board’s Audit Committee, Nominating and Corporate Governance Committee, and as Chairman of the Compensation and Human Resources Committee (Mr. Dixon resigned from each of these committee positions immediately prior to his employment by the Company). Prior to serving on the Company’s Board, Mr. Dixon was elected to the Board of Managers of JWHHC (WIM’s predecessor) in anticipation of the spin-off of the Company’s business and subsequent merger with Hanover. In 2008 Mr. Dixon founded Blue Flame Capital, LLC, a consulting, financial advisory and investment firm. Mr. Dixon retired in January 2008 after 23 years with Banc of America Securities and its predecessors. At the time of his retirement, Mr. Dixon was a Managing Director in the Corporate and Investment Banking group and held the position of Global Head of the Basic Industries group. Mr. Dixon has significant experience in the General Industrial, Consumer and Business Services industries. During his career at Banc of America Securities, Mr. Dixon completed mergers and acquisitions, equity and debt capital raising and financial restructuring transactions totaling in excess of $75 billion.

Areas of Relevant Experience: Mr. Dixon has taken an active role in the Company’s business since his appointment to the Board of Managers of WIM’s parent in December 2008. As a director, he provided significant input into, and active involvement in the Company’s business activities and strategic planning. The Board of Directors has determined that it is a priority of the Company to prudently grow the business and Mr. Dixon has extensive business development, mergers and acquisitions, and capital markets/investment banking experience within the financial services industry that will help to guide that growth.

Steven R. Berrard, age 57, was appointed to fill a vacancy on the Company’s Board of Directors in March 2010. He was appointed to serve on the Board’s Compensation Committee in March of 2010 and the Audit Committee in May of 2010. Mr. Berrard has served on the Board of Directors of Swisher International, a publicly traded, industry leader in hygiene solutions and products since 2004 and he currently serves as Swisher’s Chief Executive Officer. Mr. Berrard is the Managing Partner of New River Capital Partners, a private equity fund he co-founded in 1997. Prior to co-founding New River Capital Partners, Mr. Berrard was the co-founder and Co-Chief Executive Officer of AutoNation, Inc., the nation’s leading automotive retail company, from 1996 to 1999. Prior to joining AutoNation, Mr. Berrard served as President and Chief Executive Officer of the Blockbuster Entertainment Group, the world’s largest video store operator. Prior to his tenure with Blockbuster,

Mr. Berrard served as President of Huizenga Holdings, Inc. and served in various positions with subsidiaries of Huizenga Holdings, Inc. from 1981 to 1987. Prior to joining Huizenga Holdings, Inc., Mr. Berrard was employed by Coopers & Lybrand from 1976 to 1981. Mr. Berrard currently serves on the Board of Directors of Pivotal Fitness. He has previously served on the Boards of Directors of Jamba, Inc., (2005 – 2009), Viacom, Inc., (1987 – 1996), Birmingham Steel (1999 – 2002), HealthSouth (2004 – 2006), and Boca Resorts, Inc. (1996 – 2004). Mr. Berrard earned his B.S. in Accounting from Florida Atlantic University.

Areas of Relevant Experience: Mr. Berrard has a wealth of management experience and financial expertise that is beneficial in directing the Company. He has served in senior management and/or on the Boards of Directors of several prominent, publicly traded companies. In several instances he has led significant growth of the businesses he has managed; growth being a primary focus of the Company’s management group. In addition, Mr. Berrard has served as the Chairman of the audit committee of several boards of directors, and he meets the criteria to be qualified as an audit committee financial expert which, with Messrs. Smith and upon the election of Mr. Meurer, would give the Company three members of its Audit Committee who are so qualified.

Class II Directors

(Terms Expiring in 2014)

William J. Meurer, age 68, has served as a director of the Company since April 2009. Prior to serving on the Company’s Board, he was elected to the Board of Managers of JWH Holding Company, LLC, a subsidiary of Walter Energy and parent of WIM (“JWHHC”), in anticipation of the spin-off of the Company’s business and subsequent merger with Hanover. Previously, Mr. Meurer was employed for 35 years with Arthur Andersen LLP where he served most recently as the Managing Partner for Arthur Andersen’s Central Florida operations. Since retiring from Arthur Andersen in 2000, Mr. Meurer has been a private investor and consultant. Mr. Meurer also serves on the Board of Trustees for LifeLink Foundation, Inc. and as a member of the board of directors of Sykes Enterprises, Incorporated and the Eagle Family of Funds.

Areas of Relevant Experience: Mr. Meurer has taken an active role in the Company’s business since his appointment to the Board of Managers of WIM’s parent in December 2008. He is a CPA and his extensive accounting and financial background qualifies him as an audit committee financial expert under applicable SEC rules and the requirements of the NYSE Amex for listed companies (referred to herein as an “audit committee financial expert”). With Mr. Meurer and Mr. Berrard, the election of Mr. Smith as a director would give the Company three individuals with the qualifications to serve as financial experts. Mr. Meurer has served as the Chairman of the Company’s Audit Committee since its inception and the Company has in the past, and will continue to benefit from his experience and leadership in this capacity.

Michael T. Tokarz, age 61, has served as a director of the Company since April 2009. Mr. Tokarz has been Chairman of Walter Energy’s board of directors since December 2006 and has been a director of Walter Energy since September 1987. Since February 1, 2002 he has been a member of the Tokarz Group, LLC. From January 1996 until February 1, 2002, Mr. Tokarz was a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co. L.P. Mr. Tokarz also is a director of CNO Financial Group, Inc. (f/k/a Conseco, Inc.) (2003 – present), IDEX Corporation (1987 – present), Mueller Water Products, Inc. (2006 – present) and MVC Capital, Inc. (2004 – present).

Areas of Relevant Experience: Having served on the Board of Directors of WIM’s former parent for over 20 years, Mr. Tokarz has more direct knowledge of the Company’s history than any other Board member. He also brings a wealth of experience of Board leadership and knowledge of capital markets. Mr. Tokarz has served as the Chairman of our Nominating and Corporate Governance Committee since its inception and the Company has in the past, and will continue to benefit from his experience and leadership in this capacity.

There is no family relationship between any of the Company’s directors, nominees to serve as directors, or executive officers. There are no arrangements between any director or director nominee of the Company and any other person pursuant to which he was, or will be, selected as a director.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

FOR NAMED EXECUTIVE OFFICERS

As provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act” or the “Act”), the Company submitted to a nonbinding vote of its stockholders at its 2011 Annual Stockholders Meeting to determine if a nonbinding vote of stockholders as to the compensation paid to named executive officers (as identified in the Executive Compensation section of this Proxy Statement under the heading “Compensation Discussion and Analysis — Named Executive Officers” and referred to herein as the “NEOs”; the so-called “say-on-pay” vote) should be held every one, two, or three years (the “frequency vote”). The Company recommended, and the stockholders agreed, that the say-on-pay vote be held annually. Thereafter, our Board of Directors confirmed the stockholders’ recommendation.

As described more fully in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement, the compensation package of the Company’s NEOs is designed to act both as an incentive for superior performance and as an inducement to attract and retain highly qualified senior executives, while at the same time mitigating against excessive risk. The Company’s executive compensation program promotes a performance-based culture and aligns the interests of stockholders and executives through variable, at-risk compensation. The program also is designed to attract and retain highly-talented executives who are critical to the successful implementation of the Company’s strategic plan. A significant portion of an executive officer’s overall compensation is performance-based in that it is dependent upon the achievement of pre-determined corporate and/or personal performance goals and strategic objectives and/or the ultimate performance of the Company. Stockholders are encouraged to read the CD&A, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

The say-on-pay vote gives stockholders the opportunity to endorse or not endorse our executive compensation program by voting for or against the following resolution:

“RESOLVED, that the stockholders of Walter Investment Management Corp. approve, on an advisory basis, the compensation of the named executive officers of the Company, as disclosed in the Compensation Discussion and Analysis and the tabular and narrative disclosures contained in this proxy statement.”

The Board urges stockholders to endorse the executive compensation program by voting in favor of this resolution. Although the say-on-pay vote is non-binding, the Board and its Compensation and Human Resources Committee will review the voting results and will consider the vote, as well as other communications from stockholders relating to our compensation practices and take them into account in future determinations concerning our executive compensation program.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the 2011 compensation paid to our NEOs as described in the Executive Compensation section of this Proxy Statement under the heading “Compensation Discussion and Analysis.”

PROPOSAL 3

RATIFICATION OF APPOINTMENT

OF THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Company has retained the firm of Ernst & Young LLP, an independent registered certified public accounting firm (“Ernst & Young”), to be the Company’s auditors for the fiscal year ending December 31, 2012 and recommends that stockholders vote to ratify that appointment. Although submission of this matter to stockholders is not required by law, in the event of a negative vote, the Board of Directors will reconsider its selection. Unless otherwise instructed, the proxy holders will vote proxies held by them FOR the ratification of Ernst & Young. Ratification of the appointment will require approval by a majority of the votes cast at the Annual Meeting, assuming a quorum is present.

For a discussion of audit and non-audit fees paid to Ernst & Young in 2010 and 2011 and a discussion of the Audit Committee’s “Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor” please see the discussion of the Audit Committee set forth in the “Board Committee Membership and Meetings” section of this Proxy Statement.

Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders attending the meeting and to make a statement if they desire.

The Board of Directors recommends a vote FOR the ratification of Ernst & Young as our independent registered certified public accounting firm for 2012.

CORPORATE GOVERNANCE

OUR BOARD OF DIRECTORS

Pursuant to our Charter and Bylaws, and the Maryland General Corporation Law, the Board of Directors, which is elected by the stockholders, is responsible for the overall management of the business and affairs of the Company. The Board has the ultimate decision-making authority for the Company, except with respect to those matters specifically reserved to the stockholders. The Board has responsibility for the Company’s long-term strategic plans, for establishing broad corporate polices, and for our overall performance and direction, but is not directly involved in our day-to-day operations. Board members keep informed of our business by participating in meetings of the Board and its committees, by reviewing analyses, reports and other materials provided to them by Company management and through discussions with our Chief Executive Officer and other executive officers. The Board conducts its business through meetings and actions taken by written consent in lieu of meetings. The Nominating and Corporate Governance Committee (the “Nominating Committee”) reviews annually the size and composition of the Board and recommends to the full Board, to the extent necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board, as a group, and contains at least the minimum number of independent directors required by applicable laws, regulations and NYSE Amex Rules.

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors has adopted Corporate Governance Guidelines to govern the structure of the Board of Directors and outline the Board’s policies on a number of the Company’s corporate governance issues and procedures. These guidelines, which are posted on the Company’s website at www.walterinvestment.com, include procedures that are intended to facilitate “best practices” corporate governance. The Company’s corporate governance practices are designed to align the interests of the Board and management with those of the Company’s stockholders and to promote honesty and integrity throughout the Company. Portions of the Corporate Governance Guidelines, which are reviewed by the Nominating Committee and the Board on, at a minimum, an annual basis, are described below and are available as described herein.

DIRECTOR INDEPENDENCE

Under our Corporate Governance Guidelines, a majority of our Board of Directors is required to be comprised of independent directors. In general, our Board of Directors determines independence on the basis of standards established by NYSE Amex, NYSE Amex Rules, and other facts and circumstances it considers relevant.

The NYSE Amex Rules provide that a director will not qualify as independent unless he or she is not an employee or an officer of the Company and the Board of Directors affirmatively determines that the director has no material relationship with the Company that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director.

Our Nominating Committee evaluates the relationships between each director (and his or her immediate family members and related interests) and the Company annually to determine compliance with the NYSE Amex Rules described above. Based on that review, the Nominating Committee has recommended, and the Board of Directors has affirmatively determined, that each director, other than Messrs. O’Brien and Dixon, who are employees of the Company, is independent under these standards. In addition, members of the Audit Committee also must meet the additional standards for audit committee members of publicly traded companies required by the Sarbanes-Oxley Act of 2002. Further, each member of the Compensation Committee must meet the additional standards applicable to “outside directors” under Section 162(m) of the Internal Revenue Code, and also must qualify as “non-employee directors,” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

DIRECTOR QUALIFICATIONS AND REVIEW OF DIRECTOR NOMINEES

The Nominating Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of that goal, proposing the addition and/or resignation of members for the purpose of ensuring that the Board is populated by a sufficient number of individuals with appropriate skills. The Nominating Committee also is responsible for assessing all director candidates and recommending nominees to the Board. When evaluating nominees, the composition of the entire Board is taken into account, including the requirement that a majority of Board members be independent; the diversity of experience and background represented on the Board; the need for financial, business, academic, public company and other expertise on the Board and its committees; and directors who will work collegially to represent the best interests of the Company and its stockholders, communities and employees. In evaluating individual director candidates, it is preferable that directors possess a considerable amount of business management (such as experience as a chief executive officer or chief financial officer) and educational experience. However, the Nominating Committee also considers a number of other factors that enhance the Board’s ability to manage and direct the affairs and business of the Company and best represent the interests of the Company and its stockholders, including: the knowledge, competency, strength of character, experience, candor, integrity, skills and judgment of each candidate; the alignment of each candidate’s knowledge and technical expertise with that of the other members of the Board of Directors, as well as with the needs of the business; prior performance on the Company’s Board and other boards of directors; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies that the Board desires to have represented; each candidate’s willingness and ability to devote sufficient time and effort to his or her duties as a director; independence and ability to objectively evaluate strategic proposals; any core competencies or technical expertise necessary to staff Board committees; and any other criteria established by the Board of Directors. Although the Company does not have a formal policy with respect to diversity, the Charter of the Nominating Committee provides, and the Board of Directors believes, that diversity, including gender, race and national origin, education, professional experience, and differences of viewpoints and skills, is an important consideration in screening and evaluating candidates for nomination to the Board of Directors. The Nominating Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees and continuing directors.

DIRECTOR NOMINATION PROCESS

The Nominating Committee may identify director candidates through recommendations made by the Company’s independent directors, other Board members, management or business contacts, stockholders, or by third party search firms retained by the Nominating Committee.

Stockholders may nominate persons for election as directors at an annual shareholders’ meeting if such nominations are made in accordance with the procedures set forth in the Company’s Bylaws. All shareholder nominees will be considered by the Nominating Committee in the same fashion and subject to the same criteria as nominees identified through other sources. The Bylaws require, among other things, that advance written notice of a proposed nomination be given to the Secretary of the Company at the Company’s principal office no earlier than the 150th day nor later than 5:00 p.m. Eastern Time on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting of stockholders is advanced or delayed by more than thirty calendar days from the first anniversary date of the preceding year’s annual meeting, then a proposed nomination may be delivered not earlier than the 150th day prior to the date of such annual meeting, and not later than 5:00 p.m., Eastern Standard Time, on the later of (a) the 120th day prior to the date of such annual meeting, or (b) the tenth day following the day on which the public announcement of the meeting date is first made. Each such stockholder’s notice shall set forth all information relating to the nominee being proposed by the stockholder (“Stockholder Nominee”) that would need to be disclosed pursuant to (a) the Company’s Bylaws, (b) the SEC’s proxy rules in connection with the solicitation of proxies for the election of the Stockholder Nominee as a director in an election contest (even if an election contest does not result), or (c) would otherwise be required in connection with such solicitation (including the Stockholder Nominee’s written consent to be named as a nominee in the proxy statement and to serve as a director if elected). The first anniversary of the date of the 2011 proxy statement is April 7, 2012. Therefore, written notice of stockholder nominees for consideration at the 2012 annual meeting of stockholders were to have been received between November 9, 2011 and December 9, 2011. No stockholders submitted nominees or matters for consideration at the 2012 Annual Meeting.

For a further discussion of the time periods within which nominations or any other matters may be brought forth at the 2012 Annual Meeting of Stockholders, please see the section of this Proxy Statement set forth under the heading “Shareholder Proposals.”

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Chairman of the Board/Chief Executive.    The Board of Directors believes that Mr. O’Brien’s service as both Chairman of our Board of Directors and our Chief Executive Officer is in the best interests of the Company and its stockholders. Combining this role in a company of our size and relatively focused scope of business enables decisive leadership, ensures clear accountability, and facilitates information flow between management and the Board, all of which are essential to effective governance. One of the primary responsibilities of the Board is to develop strategic direction at the Board level, while at the same time holding management accountable for the execution of the strategy. Mr. O’Brien’s in-depth, day-to-day knowledge of the Company’s business and industry, operations, opportunities, and challenges places him in the best position to both guide and implement the directions of the Board. Moreover, the combined role allows for more productive meetings as Mr. O’Brien is best able to assist the Board in focusing on critical business issues.

Lead Director.    Given the small size of our Board, the focused nature of our business, the significant cooperation and communication between our directors, and the important role that our independent directors take in oversight of management through their roles on our Audit Committee, Compensation and Human Resources Committee (the “Compensation Committee”), and Nominating Committee, we do not believe that it is necessary to designate a lead independent director. We believe all of our directors should be, and are, fully engaged in the business. The Board believes that this approach to board leadership appropriately and effectively complements the combined Chairman/CEO structure and helps to ensure the Board’s risk oversight of the Company.

The Board’s Role in Risk Oversight.    The Board has an active role, both as a whole and at the committee level, in overseeing the management of the Company’s risk. The Board is responsible for establishing and reviewing the Company’s strategic direction and determining the acceptable risk tolerance of the Company, engaging management to implement its strategic plan within the approved risk tolerances, monitoring the effectiveness of and exercising oversight over management, the compensation of management, and the Company’s internal controls over financial reporting. Risk can take different forms, including operating risk, financial risk, cyber-risk, risk related to the economy in general and the housing market and unemployment in particular, risks related to management succession, risk of fraud, and reputational risk. The Board discharges many of its responsibilities and oversight functions with respect to risk through its Audit Committee, Compensation Committee, and Nominating Committee. The Nominating Committee is responsible for establishing corporate governance procedures designed to effectively administer the Board’s strategic planning and oversight duties. The Nominating Committee also is responsible for conducting an annual evaluation of the Company’s Corporate Governance Guidelines and its Code of Conduct and Ethics, and reviewing the Board’s leadership structure, as well as being responsible for evaluating risks associated with the independence of the Board members and potential conflicts of interest. The Audit Committee supports the Board’s risk oversight functions through its review of the Company’s internal controls over financial reporting, periodic review of fraud risks identified by management, and the Company’s financial statements and their preparation, as well as its administration of the Company’s whistleblower procedures. The Compensation Committee establishes the appropriate compensation incentives and the appropriate impact that the Company’s compensation policies should have on risk.

Because all Board committees are comprised solely of independent directors, our independent directors have a significant role in the Board’s risk oversight function. As part of the oversight process, each committee receives reports from members of senior management concerning the areas of material risk to the Company that are within the purview of that committee to enable it to understand our risk identification, risk management and risk mitigation strategies. While each committee is responsible for assisting the Board in evaluating and overseeing certain risks, the entire Board is apprised of such risks through regular committee reports. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. See “Board Committee Membership and Meetings” for further discussion of the roles, responsibilities and inter-relationships of Board committees.

EXECUTIVE SESSIONS OF THE BOARD

As provided in the Corporate Governance Guidelines, the independent directors of the Company meet in executive session following each regularly scheduled meeting of the Board of Directors. The independent directors may call upon members of management and outside consultants, including auditors and executive compensation consultants, to participate in executive session meetings. To the extent that any specific issues surface, or that it is appropriate to provide feedback to management following an executive session, one or more of the independent directors acts as a liaison with the Chairman to convey information or coordinate action with management.

BOARD ATTENDANCE AND ANNUAL MEETING POLICY

It is the Company’s policy that directors should attend each meeting of the Board of Directors and each meeting of the committees on which they serve. There were eight meetings of the Board of Directors during 2011 and each member of the Board of Directors attended at least 75% of the Board’s meetings. In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the Chairman and Chief Executive Officer, outside consultants and professionals, members of management, and others regarding matters of interest and concern to the Company.

All of the members of the Board of Directors attended the 2011 Annual Meeting of Stockholders and it is anticipated that each director will attend the 2012 Annual Meeting of Stockholders. A regular meeting of the Board of Directors is scheduled in conjunction with the 2012 Annual Meeting of Stockholders.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors has established a process for stockholders and other interested parties to communicate with any independent director or with non-management directors as a group. Such individuals may send a communication in care of the Company’s Secretary at the Company’s headquarters address. If the communication is specifically marked as a private communication for the Board of Directors, or for a specific director, the Secretary will not open the correspondence, but will forward it to the addressee. These procedures may change from time to time. Stockholders are encouraged to visit our website for the most current means of contacting our directors.

BOARD COMMITTEE MEMBERSHIP AND MEETINGS

The Board of Directors has established three committees to assist it in fulfilling its responsibilities:

•	The Audit Committee,

•	The Compensation and Human Resources Committee, and

•	The Nominating and Corporate Governance Committee.

Members of each of these committees are nominated by the Nominating Committee and are appointed annually at the meeting of the Board of Directors following the annual meeting of stockholders. Each of these committees is composed entirely of independent directors and operates under a charter approved by the Board of Directors which sets out the purposes and responsibilities of the committee. These committees annually review and, as appropriate, seek revisions of their charters to reflect, among other things, changing regulatory developments. The charters for all three committees were revised in 2012 and are available for review at the Company’s website at www.walterinvestment.com. Information with respect to each of these committees is provided below.

Audit Committee

Our Audit Committee consists of four directors (William Meurer, Steven Berrard, Ellyn Brown and Shannon Smith). All Audit Committee members are independent under the NYSE Amex Rules and other SEC rules and regulations applicable to audit committees; and all but Ms. Brown possess the qualifications of an “audit committee financial expert,” as that term is defined by applicable SEC regulations. William Meurer serves as the Chairman of the Audit Committee and has been designated as the Audit Committee financial expert. The Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to the public; the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established; and the Company’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, the Company’s policies, procedures and practices at all levels. The Audit Committee’s duties and responsibilities are set forth in the Audit Committee’s Charter and include, without limitation:

•	Serve as an independent and objective party to monitor our financial reporting processes and internal control systems.

•

Appoint, oversee and set compensation for the work of the independent registered certified public accounting firm employed by us (including the resolution of any disagreement between management and the firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. Each such registered certified public accounting firm reports directly to the Audit Committee.

•	Reviewing and appraise our internal auditing function.

•

Provide open avenues of communication among our independent registered certified public accounting firm, financial and senior management, those involved in our internal auditing function, and the Board of Directors.

•	Review, as necessary, the processes and reports prepared by those involved in the Company’s internal auditing function and management’s responses.

•	Pre-approve all audit and permissible non-audit services and other services conducted by our independent registered certified public accounting firm.

•	Meeting with our independent registered certified public accounting firm prior to the audit to discuss the planning and staffing of the audit.

•

Periodically consult with the Company’s independent registered certified public accounting firm outside of the presence of management, about internal controls and the completeness and accuracy of the Company’s financial statements.

•	Prepare the Audit Committee report for inclusion in the proxy statement for each annual meeting.

As a part of its duties, the Audit Committee reviews with management and the independent registered certified public accounting firm the annual and quarterly financial statements of the Company, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any material changes in accounting principles or practices used in preparing the financial statements prior to filing a report on Form 10-K or 10-Q with the SEC. The Audit Committee reviews annually the scope of the proposed internal and external audits, and also reviews the actual coverage of those activities. The Audit Committee also reviews annually, together with management, the independent registered certified public accounting firm and the contents and conclusions of the audited financial statements. Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the “Audit Committee Report.” The Audit Committee held six meetings during the 2011 fiscal year.

Audit Fees and Non-Audit Fees

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2011 and December 31, 2010 by Ernst & Young LLP, the Company’s independent auditors, for the audit of the Company’s annual consolidated financial statements and services rendered by the independent registered certified public accounting firm for those periods.

	2011 ($)	2010 ($)
Audit fees(1)	2,130,480	688,680
Audit related fees(2)	272,500	30,420
Tax Fees(3)	4,071
All other fees(4)	—	2,805
Total Fees	2,407,051	721,905

(1)	This category includes the aggregate fees billed for professional services rendered for the audits of the Company’s consolidated financial statements included in Form 10-K filings for the fiscal years 2011 and 2010, for reviews of the Company’s quarterly consolidated financial statements included in Form 10-Q filings during fiscal years 2011 and 2010, and for services that are normally provided by the independent registered certified public accounting firm in connection with statutory and regulatory filings for the relevant years.

(2)	This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered certified public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for the other attest engagements under professional auditing standards and accounting consultations.

(3)	This category includes tax planning services.

(4)	All Other Fees consist of research tools and fees paid for continuing education seminars attended by Company personnel in fiscal years 2010.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with SEC policies regarding auditor independence, the Audit Committee has the responsibility to appoint, set compensation and oversee the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy that requires it to pre-approve all audit and permissible non-audit services provided by the independent auditor in excess of $50,000.

The Audit Committee determines the scope of the independent auditor’s engagement and approves the fees and other compensation to be paid. On an annual basis, the Audit Committee reviews and discusses with the independent auditor all significant relationships between the firm and the Company to determine the auditor’s independence. The Audit Committee also approves in advance, in accordance with guidelines established by the Audit Committee, each non-audit service, including tax services to be performed by the independent auditor outside of its regular audit engagement. For purposes thereof, the term “non-audit services” means any professional services provided to the Company by a registered certified public accounting firm, other than those provided to the Company in connection with an audit or a review of its financial statements.

The Audit Committee approves in advance all auditing services (which may entail providing comfort letters in connection with securities underwriting) and permissible non-audit services to be provided to the Company by the Company’s registered certified public accounting firm, provided, however, that auditing services and permissible non-audit services authorized by management and having a cost of $50,000 or less have been determined to be de minimis and are deemed approved. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decision to the Audit Committee at its next scheduled meeting.

Compensation and Human Resources Committee

Our Compensation Committee consists of three independent directors (Shannon Smith, Ellyn Brown, and Steven Berrard). Mr. Smith serves as the Chairman of the Compensation Committee. The purpose of the Compensation Committee is to:

•	Discharge the responsibilities of the Board of Directors with respect to the Company’s compensation programs and compensation of designated key executives of the Company and its subsidiaries; and

•

Prepare an annual report on executive compensation for inclusion in the Company’s annual proxy statement, in accordance with applicable rules and regulations of the SEC, the NYSE Amex and any other regulatory bodies.

The Compensation Committee responsibilities and duties are set forth in the Compensation Committee’s Charter (which was revised in 2012 and is available on the Company’s website at www.walterinvestment.com) and include, without limitation:

•	Establish and review an overall compensation philosophy for the Company.

•	Set compensation for directors and designated key executives.

•	Review and approve corporate goals and objectives relevant to the CEO and other designated key executives.

•	Review and make recommendations to the Board of Directors with respect to our equity-based plans and programs, and oversee management’s administration of those plans and programs.

•	Review and monitor employee retirement, welfare and other benefit plans and programs.

•	Select, retain and/or replace, as needed, compensation and benefits consultants and other outside consultants to provide independent advice to the Committee.

•	Prepare, when required under applicable rules, a report on executive compensation for inclusion in our proxy statement for our Annual Meeting.

The Compensation Committee held four meetings during the 2011 fiscal year.

Role of Compensation Consultant

The Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as the Committee’s independent outside compensation consultant to provide services related to executive and non-employee director compensation. Other than assisting in such matters, Meridian did not provide any other services to the Company. The Committee’s primary objective in engaging Meridian was to obtain advice and feedback related to programs that provide competitive and appropriate compensation opportunities for our executives. During 2011 these tasks included:

•

Providing input to the Compensation Committee with respect to executive compensation matters in light of the Company’s business strategy, pay philosophy, prevailing market practices, shareholder interests, and relevant regulatory mandates.

•	Providing advice as to the Company’s executive pay philosophy.

•	Updating and providing compensation advice as to a new, non-REIT peer group.

•	Providing incentive plan design advice, for both annual and long-term incentive vehicles and other compensation and benefit programs that meet Company objectives.

•

Providing comprehensive competitive market studies as context for the Compensation Committee’s consideration of base salary, annual bonus opportunity, long-term incentive awards, benefits, perquisites, and severance protections for the CEO and senior management of the Company.

•	Providing consulting and competitive market data on director compensation matters.

•	Apprising the Compensation Committee about emerging best practices and changes in the regulatory and corporate governance environment as it relates to executive compensation.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Smith and Berrard and Ms. Brown. None of the members of the Compensation Committee is a former or current officer or employee of the Company or any subsidiaries, nor did any of them have a relationship requiring disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act. In addition, during the last completed fiscal year, none of our executive officers has served as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating Committee consists of three independent directors (Michael Tokarz, Ellyn Brown, and Shannon Smith). Mr. Tokarz serves as chairman of the Nominating Committee. The purpose of the Nominating Committee is to:

•

Identify individuals qualified to become Company directors and present to the Board of Directors appropriate candidates for all directorships to be filled by the Board of Directors or by the shareholders;

•	Develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company; and

•	Otherwise take a leadership role in shaping the corporate governance of the Company.

The Nominating Committee responsibilities and duties are set forth in the Nominating Committee’s Charter (which is available on the Company’s website at www.walterinvestment.com) and include, without limitation:

•	Establish criteria for the selection of new directors to serve on the Board of Directors.

•	Identify individuals believed to be qualified to become board members, and recommend to the Board those nominees for election as directors.

•	Recommend members of the Board of Directors to serve on the committees of the Board.

•	Develop and recommend to the Board of Directors a set of corporate governance principles and a Code of Conduct and Ethics.

•	Recommend an executive succession plan to the Board of Directors on an as needed basis.

•	Lead the Board and its committees in their respective annual self-evaluations.

The Nominating Committee held three meetings during the 2011 fiscal year.

CODE OF CONDUCT AND ETHICS

The Board of Directors has adopted the Code of Conduct and Ethics (the “Code of Conduct”), which applies to all Company and its subsidiary directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer. The Company is committed to the highest standards of professional and ethical conduct, and the Code of Conduct provides guidance as to upholding these standards.

The Code of Conduct consists of basic standards of business practice as well as professional and personal conduct, including prohibitions against any conduct or transactions that might constitute a conflict of interest between the employee and the Company. Any action that might constitute a conflict of interest is reviewed by Company management, and potential conflicts of executive officers or members of the Board of Directors are reviewed by the Board.

Any amendments to or waivers of the Code of Conduct (to the extent applicable to the principal executive officer, principal financial officer or principal accounting officer) will be promptly disclosed by the Company. A Corporate Ethics Committee is charged with monitoring, overseeing and reviewing compliance with the Code of Conduct. That committee’s members are: COO and CFO, Charles Cauthen, our Vice President, Human Resources, Delio Pulido, Vice President, General Counsel and Secretary, Stuart Boyd; and newly added in 2011,

Senior Vice President, General Counsel and Secretary of Green Tree, Brian Corey, and Senior Vice President and Chief HR Officer of Green Tree, Barbara Didrikson. In addition, the Company has established a confidential hotline by which employees and others may provide information about suspected violations of the Code of Conduct or any other alleged non-compliance with the law, regulations or Company policy. Messages from the hotline are routed directly to the Company’s General Counsel, Mr. Boyd, and the Chairman of the Audit Committee, William Meurer.

The Code of Conduct and the Company’s confidential hotline number are provided to all employees at the commencement of employment as well as annually, at which time each employee is required to acknowledge, in writing, receipt and understanding of the Code of Conduct and the availability of the confidential hotline.

AVAILABILITY OF CORPORATE GOVERNANCE DOCUMENTS

The full text of the Corporate Governance Guidelines, the Code of Conduct, and the charters of the Audit Committee, the Compensation Committee, and the Nominating Committee are available at the Company’s website located at www.walterinvestment.com.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our compensation program is designed to attract, motivate and retain the executives who lead our business, and to align their interests with the long-term interests of our stockholders. Our fiscal year 2011 named executive officers or “NEOs” are: Mark O’Brien, Chairman and Chief Executive Officer; Denmar Dixon, Vice Chairman and Executive Vice President, Business Development; Charles Cauthen, Chief Operating Officer and Chief Financial Officer; Brian Libman, Chief Strategy Officer; Kimberly Perez, Senior Vice President and Chief Accounting Officer; and Keith Anderson, CEO and President of GTCS Holdings, LLC (which we refer to as “Green Tree”).

The following Compensation Discussion and Analysis (“CD&A”) describes the material elements of the compensation programs offered to our NEOs. The Compensation Committee of the Board, which is comprised solely of independent directors, is responsible for the administration of our compensation plans, policies and programs and, with the confirmation of the Board of Directors, for all decisions relating to the compensation of our principal executive officer, principal financial officer and our other NEOs. The Compensation Committee administers the compensation paid to our named executive officers in order to ensure that it is consistent with our overall philosophy on compensation, as well as market practices, and is empowered to obtain the advice of an independent compensation consultant and independent outside counsel to assist the Committee in carrying out its duties. This CD&A is intended to provide the Company’s stockholders with insight into the considerations that the Compensation Committee and the Board have used and will use in establishing the Company’s compensation philosophy, overseeing the policies that result from that philosophy, and making decisions with respect to those policies, including changes to the policies when warranted. In summary:

•

We believe in “pay-for-performance.” In support of this philosophy we link components of our short-term, annual incentive compensation to the achievement of measureable performance goals. Simply put, if performance goals are achieved or exceeded, our executives’ annual compensation reflects this success. If the goals are not achieved, short-term incentives are reduced or eliminated, absent extraordinary circumstances, such as those which occurred in 2011 (see “Elements of Executive Compensation – Short-Term Incentive”). In addition, we provide long-term, equity based compensation in the form of grants of equity which tie our executives’ returns to the performance of our company stock, and which, in turn, focuses our executives on long-term strategic goals and sustainable growth. This has the added benefit of aligning the interests of our executives with those of our stockholders.

•

Our executive compensation program is designed to attract, motivate and retain top quality senior executives and to align the interests of these executives with those of our stockholders. We benchmark the compensation of our named executive officers against published compensation survey data, a peer group composed of twenty-five companies that are similar in size and revenues to Walter Investment, as well as other relevant companies, and evaluate the results as a part of constructing our executive compensation programs.

•

We believe that it is in the best interests of our shareholders for our executive officers to own Walter Investment stock. In 2012 we instituted stock ownership guidelines that require our CEO to own five times his base salary in company equity and other NEOs to own two and one-half times his or her base salary in company equity.

•

At our 2011 Annual Meeting of Stockholders, over 92% of the votes present and entitled to vote on the matter were cast in favor of the compensation of the named executive officers as disclosed in our 2011 proxy statement. In addition, the Board recommended that our stockholders be provided with the opportunity to submit an advisory vote on the compensation of our named executive officers (the “say-on-pay” vote) on an annual basis, which our stockholders also strongly supported. This annual review evidences our Compensation Committee’s commitment to an open dialogue with our stockholders regarding our executive compensation program. The Compensation Committee has and will continue to consider these voting results, and our stockholders’ sentiments generally, as it formulates and implements an executive compensation program designed to align the long-term interests of our executive officers with those of our stockholders.

2011 Performance Results

2011 was a transformational year for Walter Investment. One of our primary strategic goals from the inception of our business in 2009 was to grow the company into a national participant in the mortgage servicing sector. With the acquisition of Green Tree on July 1, we immediately achieved that goal.

We identified Green Tree as an acquisition target in December of 2010. Early on, our due diligence revealed that Green Tree was a partner that would enable us to tap into the opportunities driven by the cyclical and secular trends that we saw occurring in our industry. Having recognized the opportunity, we became the successful bidder, conducted due diligence, arranged commitments for approximately $810 million of acquisition financing and executed a binding purchase agreement, all within three months. Within another three months we obtained necessary regulatory approvals, including licensing approvals throughout the country, monetized approximately $220 million in owned assets, negotiated financing arrangements, and closed the transaction. The ability to complete this transformative acquisition within approximately six months speaks to the significant initiative and efforts of our management team to recognize and act quickly upon this opportunity.

From July 1 through the rest of 2011, we worked to integrate the two businesses, harmonize the management teams, and begin realizing cost savings and business opportunities from projected synergies. This was done while continuing to operate both the Walter Investment and Green Tree businesses and, in so doing, exceeded the high end of our pro forma adjusted EBITDA range of our guidance for the year by approximately $1 million. During the third and fourth quarters alone, we boarded over 250,000 new accounts with a total unpaid principal balance of approximately $48 billion, making us the fastest growing servicer in the industry. We believe that this record number of transfers provides evidence that our customer base approves of the combination of our businesses.

A comparison of our business at the beginning of 2011 to our business at the end of 2011 demonstrates the transformational nature of the past year. During 2011 we:

•	Increased our number of loans serviced from approximately 40,000 to approximately 1,042,000.

•	Increased our unpaid principal balance (“UPB”) on loans serviced from approximately $3.2 billion to approximately $86 billion.

•	Increased our Pro Forma Adjusted EBITDA (as defined below), projected at the beginning of 2011 to be approximately $40 million, to $211 million

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Provided a total shareholder return of 15.4%, including an increase in stock price, which began the year at $17.86 to a close of $20.51 on December 31, 2011, despite a turnover from our REIT shareholder base to growth and value focused investors.

•	Increased our headcount from 340 on January 1, 2011 to approximately 2,600 on December 31, 2011.

•	Added 27 locations throughout the country to what previously had been a predominantly southeastern footprint.

As a result of our acquisition of Green Tree, we no longer qualify as a real estate investment trust (“REIT”) and, effective January 1, 2011, began being taxed as a C-corporation. Nonetheless, we were able to reconstitute our REIT shareholder base to growth and value focused investors, while still increasing our stock price. The following chart compares our total shareholder return for 2011, and for the nearly three year period from our inception in April 2009 through 2011, against that of our former REIT peer group, our current non-REIT peer group, and the NYSE Amex as a whole.

Total Shareholder Return (TSR)

As of December 31, 2011

The Compensation Committee believes that these results are a reflection of the efforts of Company management in 2011 to increase shareholder value by:

•	Developing a strategy that achieved corporate growth objectives.

•	Pursuing that strategy by seizing upon opportunities that presented themselves, in particular, achieving success in the competitive bidding process for the acquisition of Green Tree.

•	Effective implementation of a strategy to close the Green Tree acquisition in a matter of months, with minimal disruption to our ongoing business.

•	Execution of a strategy to effectively integrate Walter Investment and Green Tree operations, while continuing to manage ongoing business and boarding record volumes of new business.

Stockholders are directed to the Company’s Current Report on Form 10-K, especially the section entitled “Management Discussion and Analysis of Results of Operations and Financial Conditions” for a complete review of our corporate performance in 2011.

Compensation Philosophy and Objectives.

We, through our executive compensation programs, seek to attract, motivate and retain top quality senior executives who are committed to our core values of excellence and integrity. The Compensation Committee’s philosophy seeks to closely align our compensation programs with the achievement of performance goals tied to our financial success, organizational development, and the creation of stockholder value.

The Compensation Committee’s objectives in developing and administering the executive compensation programs are to:

•	Attract, retain and motivate a highly-skilled senior executive team that will contribute to the successful performance of the Company.

•	Align the interests of the senior executive team with the interests of our stockholders by motivating executives to increase long-term stockholder value.

•	Provide compensation opportunities that are competitive within industry standards, thereby reflecting the value of the position in the marketplace.

•	Support a culture committed to paying for performance in which compensation is commensurate with the level of performance achieved.

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Maintain sufficient flexibility and discretion to allow us to recognize and act with regard to the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing labor market dynamics.

The Compensation Committee believes that it is important to create compensation programs that appropriately balance short-term, cash-based compensation with long-term, equity-based compensation. Our executive compensation program includes the following primary components:

•	Base salaries paid in cash that recognize the unique role and responsibilities of a position, as well as an individual’s performance in that role.

•	Performance-based annual cash and/or equity awards that are intended to motivate and reward our short-term financial and operational performance, as well as to recognize individual performance.

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Long-term equity-based awards that are designed to support the objective of aligning the interests of executive officers with those of our stockholders, promoting long-term performance and value creation, retaining executive officers, and mitigating against long term risk for short term gain.

•	In addition, in 2012, we established stock ownership guidelines for our NEOs.

The Compensation Committee is committed to the ongoing review and evaluation of executive compensation levels and programs. It is the Compensation Committee’s view that compensation decisions are complex and best made in the context of deliberate review of Company and individual performance, as well as industry and peer group compensation levels and stockholder feedback provided through our annual say-on-pay vote. Consistent with this view, the Compensation Committee assesses, at least annually, our performance within the context of the industry’s overall performance and internal performance standards, and also evaluates individual executive officer performance relative to the performance expectations for his or her respective position and role within the Company. In addition, from time to time, the Compensation Committee benchmarks the total compensation provided to our executive officers to industry and peer group based compensation practices. While the Compensation Committee’s goal is to provide compensation opportunities that reflect Company and individual performance, and that are competitive within industry standards, a specific target market position for executive officer pay levels has not been established. The Committee has and will continue to consider the result of the advisory vote on executive compensation and stockholder sentiments generally as it formulates and implements an executive compensation program designed to align the long-term interests of our executive officers with those of our stockholders.

Compensation Risk Considerations.

The Compensation Committee monitors the risks and rewards associated with our compensation programs and endeavors to fashion programs that do not create risk-taking incentives that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee designs our compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of the compensation. We believe that our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long term. With respect to the primary elements of our compensation programs, we employ a number of practices to help mitigate the incentive to take on unnecessary risk, including:

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Annual base salaries for all employees, including our named executive officers, are fixed in amount and determined in advance. NEO annual base salaries are recommended by the Compensation Committee and approved by the full Board of Directors. The Company believes that the base salaries of our executive officers, reviewed against the base salaries of similarly situated executives at peer group companies, are a sufficient component of total compensation both to encourage loyalty and to discourage excessive risk taking.

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While annual cash and/or equity incentive targets are contractual for all of our named executive officers, the actual payout is tied to the achievement of personal and/or corporate performance goals that are subjectively determined and approved in advance by the Compensation Committee. To the extent that performance goals are not met, payouts are reduced against target, with the failure to meet a minimum threshold resulting in the payment of no incentive compensation, except in certain extraordinary circumstances, such as those occurring in 2011. The maximum incentive compensation that any NEO can receive is capped, thus discouraging excessive short-term risk.

Our annual cash corporate incentive targets for 2012 are based largely upon a single measure of profitability: pro forma adjusted earnings before interest, taxes, depreciation and amortization (“Pro Forma Adjusted EBITDA” as such term is further defined in our term loan agreements). The use of Pro Forma Adjusted EBITDA as a metric for determining the amount of the short-term incentive strengthens the link between the Company’s performance and the amount of incentive earned by enhancing the objectivity of the compensation process and eliminating any undesired effects of financing, structure, tax strategies and depreciation and amortization policies and by focusing on the Company’s core operating profitability. In addition, our term loan agreements contain a Pro Forma Adjusted EBITDA covenant; it is important we remain focused upon this metric.

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Long-term incentive (“LTI”) compensation is determined and approved in advance by the Compensation Committee and the Board. LTI typically consists of equity awards that vest over time. The vesting period encourages loyalty and helps mitigate the incentive to take on unnecessary short-term risks which might jeopardize long-term rewards.

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In 2012, we established stock ownership guidelines for our CEO and executive management team in order to ensure that management is personally invested in the long-term performance of our business. This “skin in the game” further mitigates the incentive to take on unnecessary risks.

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Additionally, in furtherance of its objective to mitigate compensation risk, our Board has resolved to implement in 2012 (a) a stock holding period relating to equity awards, and (b) a “claw back” or recoupment policy relating to incentive based executive compensation.

We believe that by balancing compensation between equity and cash we can effectively mitigate the incentive to take on excessive short and long term risk. As shown in the charts below, total compensation paid to our CEO and NEOs in 2011 (excluding Messrs. Libman and Anderson whose compensation for 2011 was not established by our Compensation Committee – see “Setting Executive Compensation,” below) was weighted approximately one-third towards cash and two-thirds towards equity.

Further mitigation of risk occurs by weighting our executive compensation substantially towards performance-based compensation as opposed to fixed salary. As can be seen by the following chart, in the case of both our CEO and our other NEOs (excluding Messrs. Libman and Anderson), between 80 and 83% of the compensation awarded in 2011 was performance-based while the balance of between 17 and 20% was paid in base salary.

Say-on Pay and Say-on-Frequency Results.

The Compensation Committee considered the result of the 2011 advisory, non-binding say-on-pay vote in connection with the discharge of its responsibilities. Because a substantial majority of our stockholders (over 92% of votes cast) approved the compensation programs described in our proxy statement for the 2011 Annual Meeting, the Compensation Committee has not implemented changes to our compensation programs specifically as a result of the vote. Nonetheless, in an effort to continually improve our compensation practices, certain changes, which are described in detail in this CD&A and include stock holding periods and “claw back” policies have been or will be made in 2012.

In light of the voting results with respect to the frequency of stockholder votes on executive compensation at the 2011 Annual Meeting, the Board decided that the Company will hold an advisory vote on the compensation of named executive officers at each annual meeting of stockholders until the next required vote on the frequency of stockholder votes on executive compensation. As the Dodd-Frank Act requires that such stockholder votes on frequency be held at least every six years, we currently expect the next stockholder vote on frequency to occur at the Company’s 2017 Annual Meeting.

Named Executive Officers.

The named executive officers of the Company are our principal executive officer, principal financial officer and the next three most highly compensated executive officers as of December 31, 2011. The names, ages, and positions of our NEOs are:

Name	Age	Officers’ Positions with the Company
Mark J. O’Brien	69	Chairman and Chief Executive Officer
Charles E. Cauthen	53	Chief Operating Officer and Chief Financial Officer
Kimberly A. Perez*	45	Senior Vice President and Chief Accounting Officer
Denmar J. Dixon	49	Vice Chairman and Executive Vice President
Brian Libman	46	Chief Strategy Officer
Keith Anderson	50	CEO and President GTCS Holdings, LLC

*	Ms. Perez held the position of Chief Financial Officer from January 1 – September 2, 2011

Executive Management Changes During 2011.

In September 2011, following the Green Tree acquisition, Mr. Cauthen, who had been the President and Chief Operating Officer of WIMC, became the Company’s Chief Operating Officer and Chief Financial Officer. Kimberly Perez, who had been the Vice President, Chief Financial Officer and Treasurer, became the Company’s Senior Vice President and Chief Accounting Officer. In light of the size and scope of the Green Tree business, as well as his knowledge and leadership of the Green Tree organization prior to the acquisition, effective July 1, Brian Libman, the former Green Tree Chief Executive Officer, join the combined businesses as the Chief Strategy Officer for WIMC. At the same time, Green Tree’s President, Keith Anderson became the President and Chief Executive Officer of the Green Tree organization.

Setting Executive Compensation.

Prior to, and as an inducement to remain with the Company after the Merger (see “Notes on the Presentation in This Proxy”), Messrs. O’Brien, and Cauthen, and Ms. Perez, entered into employment agreements with the Company’s predecessor that established certain parameters governing these executives’ respective compensation. Mr. Dixon, who became an officer of the Company in January 2010, entered into a similar contract with the Company at that time (all such contracts are referred to as “Executive Contracts”). In connection with the acquisition of Green Tree, and as an inducement to remain with the business after the acquisition, Messrs. Libman and Anderson also entered into contracts that contained terms and conditions comparable to the Company’s other Executive Contracts. It should be noted, however, that as required by the Green Tree purchase agreement, the Company assumed Mr. Libman’s and Mr. Anderson’s existing salaries and annual bonus plan for 2011, and that thus, the compensation received by Messrs. Libman and Anderson for 2011 was not determined by our Compensation Committee or our Board of Directors, and does not necessarily reflect our compensation practices in all respects. In particular, as Green Tree was a private company prior to the acquisition, total compensation was more heavily weighted toward cash as compared to our plans, which are more heavily weighted toward equity. Neither Mr. Libman nor Mr. Anderson participated in our 2011 Management Incentive Plan; however, each received an award of restricted stock units, along with other members of the Green Tree management team, that were not provided to our other NEOs (see discussion under “2011 Long-Term Incentive Awards,” below). It is expected that future compensation for Messrs. Libman and Anderson will more closely reflect Company policies and practices.

All of the Executive Contracts, with the exception of Mr. O’Brien’s, are for a term of one year with an automatic roll over for continuing one year terms unless terminated as provided in the contracts. Mr. O’Brien’s contract is for a term of three years with an automatic roll over for one year. The current term of Mr. O’Brien’s contract expires on April 17, 2012 at which time it will automatically extend for a period of one year. The terms and conditions of the Executive Contracts are set forth in detail below under the heading “Employment, Severance and Change-in-Control Arrangements.”

The compensation programs and polices applicable to our named executive officers and other executive management are reviewed annually by the Compensation Committee. This review seeks to ensure that our executive compensation programs and policies (i) are competitive in order to both retain and attract the highest quality executives, (ii) are aligned with our financial performance and, accordingly, the creation of stockholder value, and (iii) reflect current practices in the marketplace and best corporate governance practices. In conducting this review, the Compensation Committee examines all components of our compensation programs offered to the named executive officers, including, among other elements of compensation, base salary, short-term and long-term incentive compensation, and the dollar value and cost of all perquisites and other personal benefits. As one aspect of its review, the Compensation Committee, with the assistance of Meridian, compares our compensation practices with those of a peer group of companies with characteristics similar to our own and other comparable corporate measures. In light of the fact that the Company no longer operates as a REIT, a new peer group of twenty-five companies was developed by Meridian for 2012 and was adopted by our Board of Directors (see table below).

2012 Peer Group(1)
Alliance Data Systems Corporation	Altisource Portfolio Solutions S.A.	Astoria Financial Corporation
Convergys Corporation	Corelogic, Inc.	Equifax, Inc.
Exiservice Holdings, Inc.	Fidelity National Information Services, Inc.	Fiserv, Inc.
Heartland Payment Systems, Inc.	Lender Processing Services	MGIC Investment Corp.
MoneyGram International, Inc.	Moody’s Corporation	Neustar, Inc.
Ocwen Financial Corp.	Paychex Inc.	PHH Corp.
PMI Group, Inc.	Portfolio Recovery Associates, Inc.	Radian Group, Inc.
Syntel, Inc.	TFS Financial Corp.	Total System Services Inc.
Wright Express Corp.

(1)	The peer group is evaluated periodically and revised, if appropriate, to reflect organizational and business changes within the Company, the peer group or any company within the peer group.

The NEOs’ 2011 and 2012 compensation was based on the analysis and findings of a comprehensive review of the practices of our peer group, Meridian’s recommendations, and the corporate goals of the Company as specified by the Board of Directors. The Compensation Committee will, on an ongoing basis, continue to examine and assess our executive compensation practices relative to our compensation philosophy and objectives, as well as competitive market practices and total stockholder returns, and will make modifications to the compensation programs, as deemed appropriate.

Additional information with respect to the Executive Contracts can be found under “Employment Agreements, Change-in-Control Protections, and Post-Termination Pay” in this Executive Compensation section of this Proxy Statement.

Role of Executive Officers in Compensation Decisions.

With regard to the compensation of all NEOs, the Compensation Committee consults with Meridian with respect to peer group parameters, analyzes company and individual performance metrics as detailed elsewhere in this Proxy Statement (see “Elements of Executive Compensation,” below), and makes compensation recommendations to the full Board of Directors for its discussion and approval. Decisions regarding the recommended compensation of Ms. Perez and Messrs. Cauthen and Dixon are, and, in the future, decisions regarding the recommended compensation of Messrs. Libman and Anderson will be, made by the Compensation Committee after consultation with Mr. O’Brien, the Company’s CEO. Decisions as to the compensation of Mr. O’Brien are made independently by the Compensation Committee.

Elements of Executive Compensation.

The key elements of our executive compensation program are:

•	Base salary;

•	Short term incentive;

•	Long-term incentive;

•	Perquisites and other benefits

Base Salary

The Compensation Committee believes that it is necessary to provide a competitive base salary to senior executive officers in order to provide a level of security that will promote stability and facilitate the implementation of the Company’s business plan and the promotion of its core values. Base salaries reflect each executive’s level of responsibility, prior experience and breadth of knowledge, as well as external pay practices. The salary of each named executive officer was contractually agreed upon, and is subject to annual increase (but not decrease) by our Compensation Committee. The Company agreed to accept the base salaries of Messrs. Libman and Anderson as of the effective date of the acquisition of Green Tree and the Compensation Committee believes that the annual base salary paid in 2011 to each of the named executive officers, including Messrs. Libman and Anderson, appropriately reflects the scope of the role and responsibilities of the applicable position, individual performance and experience, and competitive market forces. As disclosed in our 2011 Proxy Statement, our NEO’s (other than Messrs. Libman and Anderson) received increases of approximately 3% in their annual base salaries for 2011. These increases were based on merit — there had been no base salary increase between 2009 and 2010. In addition, Ms. Perez received an increase in base salary from $250,000 to $300,000 during 2011 which reflected a change in the nature and scope of her duties resulting from the Green Tree acquisition.

For 2012, the Compensation Committee considered the various components of the Company’s compensation package as a whole, as well as the Company’s business needs, and determined that no annual base salary increases would be granted to our NEOs or any of our executive management.

The base salaries for the named executive officers as of December 31, 2011 and for 2012 are set forth in the following table:

Named Executive Officer	2011 Base Salary $		2012 Base Salary $
Mark O’Brien	515,000		515,000
Charles Cauthen	412,000		412,000
Denmar Dixon	409,940		409,940
Kim Perez	300,000	(1)	300,000
Brian Libman	400,000	(2)	400,000
Keith Anderson	400,000	(2)	400,000

(1)	Ms. Perez received an increase in her base salary from $250,000 to $300,000 effective July 1, 2011, and as a result, the Summary Compensation Table, below, reflects actual salary paid to her in 2011.

(2)	This table shows the salaries of Messrs. Libman and Anderson as of December 31, 2011; however, inasmuch as they did not become part of the WIMC organization until July 1, 2011, the amounts reflected in the Summary Compensation Table are one half of this amount.

Additional details on the NEOs’ base salaries and other contractual terms and conditions of employment or severance can be found in this Proxy Statement under the heading “Employment Agreement, Change-in-Control Protections, and Post-Termination Pay.”

Short-Term Incentive Compensation

Short-term, annual incentive compensation provides executive officers, including our named executive officers and other key employees, the opportunity to earn cash or other compensation (for 2011, the award was divided between cash and equity as described below) upon the achievement of specific, pre-established, measureable corporate performance and individual goals. The Compensation Committee believes that annual incentives motivate and provide focus on the achievement of short-term financial, strategic and individual performance goals, which ultimately lead to favorable long-term operating results and contribute to the overall value of the Company. Short-term incentive compensation for our NEOs consists of a performance-based component and a discretionary component. The performance-based component is based 75% on pre-established corporate targets and 25% on pre-established individual goals for each executive. The discretionary component is dependent upon the Compensation Committee’s determination that an executive provided benefit to the Company above and beyond that reflected in the performance-based components of the incentive.

2011 Management Incentive Plan

All of our NEOs, other than Messrs. Libman and Anderson who did not become employees of the Company until July 2011, were included as participants in our 2011 Management Incentive Plan (“MIP”) (a) as an incentive and reward for leading the Company in achieving specific, pre-established corporate and individual performance goals, (b) because it is considered an important component of a competitive executive pay package, and (c) to align our NEOs with the rest of executive management.

Pursuant to the 2011 MIP, achievement of the corporate and individual performance criteria accorded the participant 100% of the participant’s targeted bonus amount attributed to the corporate performance target. If the pre-established minimum threshold was not achieved for the corporate performance component of the bonus, then no short-term incentive would be paid for that component of the bonus. The maximum payout that any NEO could receive was capped at 200% of each participant’s target bonus. The Company’s shareholders approved the 2011 Omnibus Incentive Plan, under which the awards were made. Pursuant to Section 21.1 of the 2011 Omnibus Incentive Plan, the Compensation Committee may make adjustments in the terms and conditions of awards in recognition of unusual or nonrecurring events affecting the Company or the Company’s financial statements, including events such as mergers and recapitalizations. The ability of the Compensation Committee to take into consideration unusual or non-recurring events, and make appropriate adjustments to awards, mitigates against the risk that participants and the Company will be unfairly affected in either a positive or a negative manner by such events.

The corporate performance metric used for NEOs for the 2011 MIP was corporate pre-tax income (“PTI”). Corporate PTI was chosen because it was a significant metric for the results of our business operating as a REIT. PTI reflects the impact of revenue growth, expense control and capital costs, which were important to the overall well-being of our Company as a REIT. It was also believed that the use of PTI as a bonus metric mitigated risk taking, as compared to other metrics such as revenue growth that may not directly impact profits attributable to our shareholders. At its March 1, 2011 meeting the Compensation Committee established the target corporate PTI at $41 million for the 2011 MIP. If this target was met, each of the named executive officers would receive 100% of the target bonus for the corporate target component of his or her non-equity incentive. If the actual corporate PTI had been less than $37 million (the minimum threshold), there would have been no bonus payouts for this component of the executives’ bonuses. The maximum bonus payout for the corporate performance component would have been achieved at a corporate PTI of $45 million; i.e., if corporate PTI exceeded $45 million, there would be no additional bonus payout above the capped amount. It was also noted, however, as stated in our 2011 proxy;

the PTI targets established for 2011 were based upon the Company’s [then] current business and did not contemplate the Green Tree Purchase which, at the time of the Compensation Committee’s actions, was still under negotiation … . In the event the Green Tree Purchase [was] consummated it [was] anticipated that the targets [would] be revised to reflect the combined businesses; however, if the Green Tree Purchase [was] not consummated, these targets [would] remain.

The Green Tree purchase was consummated on July 1, 2011 and caused significant changes in the Company’s actual results of operations during 2011 compared to those projected at the beginning of the year. These changes resulted primarily from (a) transaction and financing costs related to the acquisition, (b) the cost to integrate the two businesses and achieve necessary synergies, and (c) the inclusion of the Green Tree business in the Company’s operations and financial statements for the final six months of the year. In short, the Compensation Committee determined that our business after the acquisition was no longer comparable to our business as projected when the MIP targets were established in March of 2011. As a result, as noted when the MIP targets were established and as reflected in our 2011 Proxy Statement, in order to prevent “unintended dilution” of the plan to the recipients, in considering the extent to which management met its target corporate performance for 2011, the Committee adjusted the actual 2011 MIP performance targets to reflect management’s calculation of the changes to Company performance resulting from the acquisition of Green Tree. These adjustments, consisting of both positive and negative impacts, netted to $54 million and included, among other factors: significant interest expense on new corporate debt; transaction and integration costs related to the acquisition; the impact of monetizing assets in order to implement the acquisition; the elimination of the loan acquisition strategy incorporated into our 2011 business plan; the effect of the acquisition on business development at Marix; and forecasted Green Tree pre-tax income. After applying the aforementioned adjustments to the Company’s actual 2011 pre tax loss of $6.1 million, and otherwise taking into consideration the total make-up of the 2011 executive compensation package, including the award of grants of equity to legacy WIMC management in May (see discussion under “Long-Term Incentive Awards,” below), the Compensation Committee fixed the corporate performance component of the annual bonus at 175% of target.

In addition, in recognition of the performance of management in bringing about this transformational year for the Company as described in detail in the Executive Summary portion of this CD&A, the personal goals component of each of the NEOs was rated at 175% of target. Moreover, in furtherance of its newly-enacted stock ownership guidelines, the Compensation Committee determined that the 2011 MIP payout should be made 43% in company stock and 57% in cash rather than entirely in cash.

The 2011 target and actual short-term incentive plan payout for our NEOs is set forth in the following table:

NEO	Incentive Components as a % of Target		Target ($)	% of Target Paid	Non-Equity ($)	Equity ($) (1)	Sub Totals ($)	Total Short Term Incentive Comp. ($)
O’Brien	75	% PTI	386,250	175	386,250	289,688	675,938	901,251
	25	% Pers.	128,750	175	128,750	96,563	225,313
Cauthen	75	% PTI	309,000	175	309,000	231,750	540,750	721,000
	25	% Pers.	103,000	175	103,000	77,250	180,250
Dixon	75	% PTI	307,455	175	307,455	230,591	538,046	717,395
	25	% Pers.	102,485	175	102,485	76,864	179,349
Perez	75	% PTI	168,750	175	168,750	126,562	295,312	393,750
	25	% Pers.	56,250	175	56,250	42,188	98,438
Libman(2)	NA		—	—	—	—	—	1,000,000
Anderson(2)	NA		—	—	—	—	—	1,045,000

(1)	The equity component of the short term incentive award consisted of Company common stock valued at the average of the high and the low selling price of the stock on March 5, 2012, the date of the grant, or $20.40 per share.

(2)	Messrs. Libman and Anderson received 2011 bonuses in amounts that are consistent with their contracts (as described under the heading “Employment, Severance and Change-in-Control Arrangements”) and bonuses awarded in previous years by the prior owners of Green Tree. Because their employment with the Company did not begin until July 1, 2011, the bonus reflected in the Summary Compensation Table is one half of the total paid.

2012 Management Incentive Plan

On March 29, 2012, the Compensation Committee recommended and the Board of Directors approved the 2012 Management Incentive Plan (“2012 MIP”) pursuant to the 2011 Omnibus Incentive Plan.

Consistent with prior practice, the 2012 MIP for the CEO and named executive officers is based 75% on corporate performance and 25% on the achievement of personal goals (with an additional 10% discretionary potential awarded by the CEO to other NEOs). For the 2012 corporate performance metric (which accounts for 75% of the total bonus potential), we have selected pro forma adjusted earnings before interest, taxes, depreciation and amortization (“Pro Forma Adjusted EBITDA” as further defined below) as the financial metric that is most responsive to the changes in our business and best aligns management with the profitability measure used by our lenders. The use of Pro Forma Adjusted EBITDA as a metric for determining the amount of the short-term incentive strengthens the link between the Company’s performance and the amount of incentive earned by enhancing the objectivity of the compensation process and eliminating any undesired effects of financing, structure, tax strategies and depreciation and amortization policies and by focusing on the Company’s core operating profitability. In addition, our term loan agreements contain a Pro Forma Adjusted EBITDA covenant and it is therefore important we remain focused upon this metric. Pro Forma Adjusted EBITDA is defined as our income (loss) before taxes with an add back for depreciation, amortization and interest expense on corporate debt. This amount is then adjusted for other non-cash items, unusual and infrequently occurring items such as transaction and integration costs, pro forma adjustments reflecting the impact from items such as synergies and other transaction related activities and the cash flow impact of both our residual and non-residual trusts to arrive at Pro Forma Adjusted EBITDA.

The target Pro Forma Adjusted EBITDA, at which participants will receive 100% of their individual target level for the corporate performance component of the annual bonus (equal to 75% of total target bonus ), is $235.8 million and represents an increase of 11.8% over 2011 results. Should corporate Pro Forma Adjusted EBITDA exceed this amount, the bonus paid for this component will increase up to a cap that will be achieved at a Pro Forma Adjusted EBITDA level of $245.8 million. Should corporate Pro Forma Adjusted EBITDA be less than target, then the corporate performance component of the bonus will be reduced to a Pro Forma Adjusted EBITDA level of $215.8 million. Should Pro Forma Adjusted EBITDA be less than $215.8 million, no bonus will be paid for the corporate performance component. The maximum payout for our NEOs ranges from 180% to 300% of base salary depending upon position.

2012 MIP Corporate Performance Range of Payouts(1)
	Minimum	Target	Maximum
NEO	Corporate Pro Forma Adjusted EBITDA $215.8 million ($)	Corporate Pro Forma Adjusted EBITDA $235.8 million ($)	Corporate Pro Forma Adjusted EBITDA $245.8 million ($)
O’Brien	187,906	772,500	1,158,750
Cauthen	37,500	337,500	612,000
Dixon	37,500	336,663	609,000
Perez	33,750	225,000	405,000
Libman	145,946	600,000	900,000
Anderson	145,946	600,000	900,000

(1)	Should the 2012 Pro Forma Adjusted EBITDA fall between the specified levels, the payout will be adjusted pursuant to a predetermined sliding scale for each participant.

The 25% individual performance component of the MIP payout will be based upon the achievement of individual goals established for each NEO. As with the corporate component, participants may exceed their target levels, up to a cap, with exceptional performances, and the individual component will be reduced should they fail to meet their individual goals. Individual performance that fails to meet a minimum threshold will result in the payment of no bonus for the individual performance component.

2012 MIP Individual Performance Range of Payouts
NEO	Minimum	Target	Maximum
O’Brien	62,635	257,500	386,250
Cauthen	12,500	112,500	204,000
Dixon	12,500	112,221	203,000
Perez	11,250	75,000	135,000
Libman	48,649	200,000	300,000
Anderson	48,649	200,000	300,000

Each NEO’s payout under the 2012 MIP will be the sum of the corporate and individual performance components. Because these components are independent of one another it is impossible to depict all of the potential payouts in a tabular form; however, assuming that the components are consistent with one another, the following table presents the total 2012 payouts for our NEOs at minimum, target and maximum corporate and individual performance levels:

2012 MIP Range of Total Payouts
NEO		Corporate ($)	Individual ($)	Total ($)
O’Brien	Minimum	187,906	62,635	250,541
	Target	772,500	257,500	1,030,000
	Maximum	1,158,750	386,250	1,545,000
Cauthen	Minimum	37,500	12,500	50,000
	Target	337,500	112,500	450,000
	Maximum	612,000	204,000	816,000
Dixon	Minimum	37,500	12,500	50,000
	Target	336,663	112,221	448,884
	Maximum	609,000	203,000	812,000
Perez	Minimum	33,750	11,250	45,000
	Target	225,000	75,000	300,000
	Maximum	405,000	135,000	540,000
Libman	Minimum	145,946	48,649	194,595
	Target	600,000	200,000	800,000
	Maximum	900,000	300,000	1,200,000
Anderson	Minimum	145,946	48,649	194,595
	Target	600,000	200,000	800,000
	Maximum	900,000	300,000	1,200,000

Discretionary Bonus

In addition to the MIP, the Compensation Committee retains the ability to recognize, through the payment of discretionary bonuses, the efforts and successes of any employees that provide benefit to the Company that may not have been captured in the current year’s financial results. Discretionary bonuses were awarded in 2010. For 2011, the Compensation Committee determined that this performance was adequately reflected in other components of the compensation awarded and, therefore, no discretionary bonuses were awarded.

Long-Term Incentive Awards

The Compensation Committee believes that equity-based incentives that vest over time are an important and effective means of promoting loyalty and motivating and rewarding long term Company performance and value creation. The award of long-term stock options and RSUs focuses executives and other participants on the creation of stockholder value over time, aligns the interests of management with those of stockholders, and encourages equity ownership in the Company. Long-term incentives also discourage long-term risks over short-term gains and thus serve as a hedge against maximizing short-term, non-equity incentive. Named executive officers, as well as certain other Company executives, are eligible to receive annual, long-term incentive awards consisting of stock options, RSUs and/or other forms of equity or their equivalents under the Company’s 2011 Omnibus Incentive Plan. Dividend equivalents may be paid on both RSUs and options at the discretion of the Compensation Committee. Historically, the Compensation Committee has paid dividend equivalents on RSUs, but not on stock options.

Stock Options.    Stock options align management with stockholders who are seeking stock value appreciation. Stock options are granted at an option exercise price equal to the fair market value of the Company’s common stock on the date of the grant (determined as the average of the high and low selling prices of the Company’s stock on the grant date). Accordingly, stock options have value to the recipient only if the stock price appreciates in value from the date that the options are granted.

Restricted Stock Units.    RSUs, which typically pay dividend equivalents, align management with stockholders who value the payment of dividends since the executives receive no more or less than stockholders until such time as the restrictions on the RSUs lapse and the RSUs are exchanged for shares of Company stock. RSUs typically settle (i.e., are converted into shares) over time which, like stock options, promotes retention of our executives, and discourages the taking of long term risks over short terms gains.

Stock Ownership Guidelines.

In 2012, our Board of Directors, upon the recommendation of the Compensation Committee, determined that in order to ensure the alignment of those leading our company with its stockholders, it would implement stock ownership guidelines for our executive management. Our stock ownership guidelines require that our CEO maintain a vested equity value in the Company equal to five times the CEO’s base salary, and that our other NEOs maintain a vested equity value equal to two and one-half times their base salaries. Each of Messrs. O’Brien, Cauthen, and Dixon’s vested equity value currently exceeds our ownership guidelines, while the other executives will be given five years to achieve these levels of ownership interest.

2011 Awards of Long-Term Equity

In 2011, the Board of Directors authorized two separate awards of long-term equity, one to the Company’s pre-Green Tree acquisition management team and another predominantly to the Green Tree management team. The first grant to the Company’s historical management team was awarded in May, proportioned one-third as a regular cycle grant and two-thirds in anticipation of, and as a reward for the efforts of management in pursuing, and ultimately closing the Green Tree acquisition. Long-term equity awards are based upon an economic value determined, in the case of NEOs, by the Compensation Committee, and consist of a form of equity which the Compensation Committee designates on an annual basis as best aligning the interests of management with those of stockholders in any given year. The 2011 grants were in the form of options to purchase company common stock at a price equal to the average of the high and the low selling price of the stock on the date of the grant. The options vest in equal installments over a term of three years and have a maximum life of ten years. By awarding stock options, the Committee recognized that the awards would have value only if the expected benefits of the acquisition were to come to fruition.

The second award, consisting of RSUs, was made in November and was directed primarily, although not exclusively, to the management team at Green Tree. The Compensation Committee believed that it was important to quickly align the interests of the Green Tree management team with those of the Company’s existing management, as well as with the Company’s stockholders, and it was concluded that long-term awards of equity would best accomplish that goal. The RSUs vest in equal installments on the second and fourth anniversaries of the grant and provide for the payment of dividend equivalents. The amount of the RSU awards to Messrs. Libman and Anderson were determined by the Compensation Committee, upon consultation with our CEO, Mr. O’Brien, to reflect the significance of their respective positions within, and to promote loyalty to the combined Walter Investment/Green Tree organization post acquisition.

The following table shows the long-term equity awards to our NEOs in 2011:

2011 LONG TERM EQUITY AWARDS

NEO	No. Regular Cycle Grant Options	No. Extraordinary Grant Options	No. RSUs
O’Brien	77,189	154,378	—
Cauthen	51,871	103,742	—
Dixon	49,401	98,802	—
Perez	24,701	49,401	—
Libman	—	—	40,000
Anderson	—	—	40,000

2012 Long-Term Equity Awards

In February of 2012, the Board of Directors, upon the recommendation of the Compensation Committee, granted the 2012 regular cycle grant of long-term equity awards in the form of options to purchase stock. The awards are based on a dollar value that is converted to a number of shares using the Black Scholes model. The awards have an option price of $20.57 and vest in equal one-third installments over the course of three years. The maximum life of the options is seven years.

The following table shows the long-term equity awards to our NEOs in 2012:

NEO	No. of Stock Options
O’Brien	112,727
Cauthen	47,345
Dixon	47,120
Perez	15,218
Libman	33,818
Anderson	47,571

Perquisites and Other Benefits.

Currently, the Company’s practice is to provide limited perquisites and other benefits to the named executive officers. The perquisites, which consist of auto allowances for all of the NEOs (excluding Messrs. Libman and Anderson), plus other limited perquisites, are detailed in the “All Other Compensation” table, below. Our executive officers receive health and welfare benefits, such as group medical, group life and long-term disability coverage, under plans generally available to all other employees (“Welfare Benefit Plans”). Mr. O’Brien also receives a life insurance policy pursuant to his contract, the premium for which is paid for by the Company. These perquisites are considered to be reasonable and consistent with those offered by other companies that might compete for our named executive officers.

At the end of 2011, the Company maintained separate Welfare Benefit Plans for the WIMC and Green Tree employees (Messrs. O’Brien, Cauthen and Dixon, and Ms. Perez are WIMC employees and Messrs. Libman and Anderson are Green Tree employees). Similarly, the Company maintained three separate Retirement Savings Plans (“RSP”), one each for WIMC employees, Green Tree employees, and Marix employees. An RSP is a defined contribution plan subject to the ERISA Act of 1974. The RSPs are participant-directed tax-qualified plans in which a participating employee may contribute a portion of his or her salary on a pre-tax basis up to a maximum set by the Internal Revenue Service. For 2011, the maximum pre-tax contribution by an employee into an RSP was $16,500, except for certain catch-up contributions permitted for participants who are age 50 or older (an additional $5,500). WIMC (but not Marix or Green Tree) has designated its RSP to be a “401(k) safe harbor plan” whereby the Company matches dollar for dollar the first 4% of the employees’ eligible compensation (base salary and over time pay) contributed on a pre-tax basis. Employee contributions and safe harbor matching contributions are immediately vested. The Company also may make a discretionary profit sharing contribution in any given year for eligible employees who have satisfied one year of service. For 2011, the discretionary profit sharing contribution was 6% of base pay up to a maximum of $14,700. Vesting of the discretionary profit sharing portion of the RSP occurs ratably over an employee’s first five years of service. Upon termination, the benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account. Messrs. Libman and Anderson are participants in the Green Tree RSP, which has a company match equal to 50% of the employee’s contribution up to 6% of base pay subject to the same caps as the WIMC RSP. The attributed costs of these benefits for the named executive officers for the fiscal year ended December 31, 2011, are included in the Summary Compensation Table under the column entitled “All Other Compensation” and the related footnote.

As discussed above, in order to promote stability and continuity in senior leadership, the Company has entered into employment agreements with each of the named executive officers. These employment agreements provide for severance benefits to be paid in order to encourage NEOs to focus on their duties without concern for the consequences of certain events that may be beyond their control. Contractual severance benefits are to be paid in the events of: (a) death, disability or retirement (generally, payment of all unpaid salary to date, unused earned vacation, pro rata bonus for the year of termination, and the vesting of unvested equity—Messrs. Libman and Anderson do not receive severance in the event of retirement); (b) the termination of the NEO for other than cause (generally, the same payments as described in (a) above, except that unvested equity does not automatically vest), plus salary, benefits and benefits continuation for 18 months for Messrs. O’Brien, Cauthen and Dixon, and 12 months for Ms. Perez and Messrs. Libman and Anderson.; or (c) termination by the NEO as a result of constructive termination (generally, the same as for termination without cause, except that unvested equity will vest). A more detailed description of NEO severance benefits is provided in the “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” of this Executive Compensation section.

The Compensation Committee periodically reviews the levels of perquisites and other benefits provided to Named Executive Officers in light of market practices and within the context of the total compensation program.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board evaluates and establishes compensation for our CEO and NEOs and administers our 2011 Omnibus Incentive Plan, non-employee Directors’ compensation and other management incentive, benefit and perquisite programs. While management has the primary responsibility for our financial reporting process, including the disclosure of executive compensation, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly represents its philosophy, intent and actions with regard to executive compensation and has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC. The foregoing Compensation Committee Report shall not be deemed under the Securities Act or the Exchange Act to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

Shannon Smith, Chairman

Steven Berrard

Ellyn Brown

SUMMARY COMPENSATION

The following summary compensation table sets forth the total cash and non-cash compensation paid to or accrued for the Company’s named executive officers during the period from April 19 through December 31, 2009 and all of 2010 and 2011 (see “Note on the Presentation of this Proxy”). In addition, we provide supplemental tables as additional information for our stockholders. These additional tables are not intended as a substitute for the information presented in the Summary Compensation Table. The material terms of each NEO’s employment agreement follows the tables.

SUMMARY COMPENSATION TABLE

Name & Principal Position(1)	Year (2)		Salary $	Discretionary Bonus $(3)	Stock Awards/ Restricted Stock Units $ (4)(5)	Option Awards $ (6)	Non-equity Incentive Plan Compensation ($)(5)		All Other Comp. $ (7)	Total $
Mark J. O’Brien	2011		515,000	—	386,251	1,875,000	515,000		68,985	3,360,236
Chairman of the Board and CEO	2010		500,000	79,000	509,286	132,608	669,688		45,270	1,935,852
	2009		354,167	—	850,412	171,196	593,750		44,080	2,013,605
Charles E. Cauthen	2011		412,000	—	309,000	1,260,000	412,000		42,465	2,435,465
Chief Operating	2010		400,000	64,000	342,248	89,113	510,750		43,528	1,449,639
Officer & Chief Financial Officer	2009		283,333	—	566,941	114,131	297,500		32,028	1,293,933
Denmar J. Dixon	2011		409,940	—	307,455	1,200,000	409,940		42,418	2,369,753
Vice Chairman & Executive Vice President	2010	(8)	374,783	63,000	1,937,095	266,598	110,196		18,301	2,769,973
Kimberly A. Perez	2011		273,864	—	168,750	600,000	225,000		38,361	1,305,975
Senior Vice President,	2010		236,010	23,000	162,968	42,434	189,665	(12)	37,758	691,835
Chief Accounting Officer	2009		167,174	—	318,901	64,199	141,606		30,664	722,544
Brian Libman(9)	2011		200,000	—	997,000	—	500,000		165	1,697,165
Chief Strategic Officer
Keith Anderson(9)	2011		200,000	—	997,000	—	522,500		165	1,719,665
CEO and President GTCS Holdings, LLC

1.	The listed positions are those held as of December 31, 2011.

2.	The amounts reported for 2009 are for the period from April 15, 2009 through December 31, 2009. See “Note on the Presentation of This Proxy.”

3.	The amounts shown in this column reflect discretionary bonuses granted by the Compensation Committee for 2010. See additional discussion under the section entitled “Discretionary Bonuses” under the heading “Elements of Compensation.”

4.	The amounts in this column reflect grants of RSUs and fully vested stock as follows:

a.	In 2009 and 2010, all awards were long-term incentive awards in the form of RSUs, which vested one-third per year over three years with settlement to occur on the third anniversary. The awards were established in dollars for which a corresponding number of RSUs was determined using a proprietary model utilized by Meridian. The value of the RSU awards is equal to the fair value at the date of the grant calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). The value reflects the payment of dividend equivalents on the RSUs until their vesting date.

b.	In 2011, all of the awards, other than those to Messrs. Libman and Anderson, were in the form of fully vested stock awarded pursuant to the Company’s 2011 MIP. See additional discussion under the section entitled “Short-Term Incentive Compensation — 2011 Management Incentive Plan” under the heading “Elements of Compensation.”

c.	The 2011 awards to Messrs. Libman and Anderson were in the form of RSUs, which vest and settle 50% on the second anniversary and 50% on the fourth anniversary of the awards. See additional discussion under the section entitled “Short-Term Incentive Compensation — 2011 Management Incentive Plan” under the heading “Elements of Compensation.”

d.	For Messrs. O’Brien, Cauthen and Dixon, and Ms. Perez, the awards were established in dollars for which a corresponding number of RSUs was determined. For Messrs. Libman and Anderson, the number of RSUs was fixed. In each case the value of the RSUs or stock was based upon the average of the high and the low share price of the stock on the grant date in accordance with FASB ASC Topic 718.

5.	Pursuant to the 2011 MIP, all NEOs (excluding Messrs. Libman and Anderson) received 175% of their target bonus opportunity for both corporate and individual performance. These awards were paid 57% in cash and 43% in grants of Company stock (see discussion under “Elements of Executive Compensation — Short-Term Incentive — 2011 Management incentive Plan”)

6.	The awards in this column reflect long-term incentive awards of options to purchase Company stock. The awards were established in dollars with the number of options being determined utilizing the fair value at the date of the grant calculated in accordance with FASB ASC Topic 718. The value of the stock options was computed using the Black Scholes pricing model. For a discussion of the assumptions used by the Company to calculate the values of the stock and stock option awards see Note 19 “Share-Based Compensation Plans” of the Notes to Consolidated Financial Statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2011. Dividends are not paid on stock options.

7.	The amounts reported in this column reflect, for each NEO, the sum of (a) the incremental cost to the Company of all perquisites and other personal benefits, (b) the dollar value of life insurance premiums paid by the Company, and (c) matching contributions made by the Company to its 401(k) plan. The table below under the heading “All Other Compensation” sets forth the various components of the other compensation paid to each NEO.

8.	Mr. Dixon became a full-time employee of the Company effective January 25, 2010. Prior to this time Mr. Dixon served as a member of the Company’s Board of Directors. The compensation shown in this table is for the period from January 25, 2010 through December 31, 2010.

9.	Messrs. Libman and Anderson became employees of the Company on July 1, 2011. The compensation shown in this table is for services attributable to the period from July 1, 2011 through December 31, 2011. See “Elements of Compensation — Short-Term Incentive” for additional discussion of the compensation of Messrs. Libman and Anderson.

The following table sets forth the various components of all compensation set forth in the “All Other Compensation” column of the Summary Compensation Table, above:

ALL OTHER COMPENSATION

Name	Year (1)	Perquisites and Other Personal Benefits ($)		Life Insurance & LTD Premiums ($)		401(k) Matching Contribution ($)	Profit Sharing Contributions to 401(k) Plan ($)	Total ($)
Mark J. O’Brien	2011	24,000	(2)	9,685	(3)	20,600	14,700	68,985
	2010	24,000	(2)	1,301		4,167	15,803	45,271
	2009	27,700	(2)(3)	1,680		—	14,700	44,080
Charles E. Cauthen	2011	18,000	(2)	839		8,927	14,700	42,466
	2010	17,250	(2)	1,476		9,000	15,803	43,529
	2009	12,750	(2)	1,911		2,667	14,700	32,028
Denmar Dixon	2011	18,000	(2)	836		8,882	14,700	42,418
	2010	16,950	(2)	1,351		—	—	18,301
Kimberly A. Perez	2011	12,000	(2)	707		10,955	14,700	38,362
	2010	12,000	(2)	1,095		9,440	15,223	37,758
	2009	8,500	(2)	1,412		7,035	13,717	30,664
Brian Libman(4)	2011			165				165
Keith Anderson(4)	2011			165				165

(1)	Amounts shown for 2009 reflect the period from April 15 through December 31, 2009.

(2)	Auto allowance

(3)	Includes an $8,937 annual insurance premium that covers the period from August 1, 2011 — July 31, 2012

(4)	Messrs. Libman and Anderson became employees of the Company on July 1, 2011 and therefore, the amounts reflect only this period of employment.

GRANTS OF PLAN-BASED AWARDS

The following table details plan-based equity awards made to our NEOs during 2011. The equity awards were granted under, and subject to the terms of, our 2011 Omnibus Incentive Plan.

The table also shows the annual cash incentive compensation that could have been earned during 2011 based upon the achievement of performance goals under the 2011 Management Incentive Plan (“2011 MIP”), which was also granted under, and subject to the terms of, our 2011 Omnibus Incentive Plan. The target cash incentive awards were based on a pre-determined percentage of each executive’s salary and were dependent upon the achievement of specified corporate targets and personal performance goals. The maximum cash incentive award is equal to twice the amount of the target incentive award. In determining the payout under the 2011 MIP, the Compensation Committee exercised its discretion to change the payout from all cash to a combination of cash and fully vested Company stock. The actual cash and equity awards, which reflect corporate performance and personal performance, were paid in March 2012 and are reflected in the columns entitled “Non-Equity Incentive Plan Compensation” (cash component) and “Stock Awards/Restricted Stock Units” (equity component) of the Summary Compensation table. The awards to Messrs. Libman and Anderson were made in connection with a grant of RSUs to Green Tree management as further described under the heading “Elements of Executive Compensation — Long-Term Awards-2011Awards of Long-Term Equity” in this Proxy Statement.

2011 GRANTS OF PLAN BASED AWARDS

					All other stock awards: Number of shares of stock or units (2)	All other option awards
		Estimated payouts under non-equity incentive plan awards:				Number of securities underlying options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Closing Market Price on the Grant Date	Grant Date Fair Value of Stock and Option Awards ($)(4)
NEO	Grant Date	Threshold ($)(1)	Target ($)	Maximum ($)
O’Brien(6)	3/1/11	257,500	515,000	1,030,000	—	—	—	—	—
	5/10/11	—	—	—	—	231,567	17.61	17.60	1,873,609
Cauthen(6)	3/1/11	206,000	412,000	824,000	—	—	—	—	—
	5/10/11	—	—	—	—	155,613	17.61	17.60	1,259,065
Dixon(5)	3/1/11	204,970	409,940	819,880	—	—	—	—	—
	5/10/11	—	—	—	—	148,203	17.61	17.60	1,199,110
Perez(5)(6)	3/1/11	112,500	168,750	450,000	—	—	—	—	—
	5/10/11	—	—	—	—	74,102	17.61	17.60	599,559
Libman	11/1/11	—	—	—	40,000	—	—	—	997,000
Anderson	11/1/11	—	—	—	40,000	—	—	—	997,000

(1)	If minimum specified performance thresholds are not met no non-equity incentive award is paid.

(2)	All awards are of restricted stock units with restrictions that lapse at a future date (see table entitled Equity Vesting Schedules under Outstanding Equity).

(3)	The exercise price for all options was the average of the high and the low market prices on the date of the grant.

(4)

The value of option awards shown in this table is equal to the fair value at the date of the grant calculated in accordance with Financial Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation. The value of the stock options was computed using the Black Scholes pricing model.

For a discussion of the assumptions used by the company to calculate the values of the stock and stock option awards, see Note 19, “Share-Based Compensation Plans,” of the Notes to Consolidated Financial Statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(5)	All target and maximum amounts are contractually committed, however, the personal and/or corporate performance levels at which the targets attach were established by the Compensation Committee and confirmed by the Board at their respective meetings on March 1, 2011.

(6)	Ms. Perez received increases in salary and bonus potential effective July 1, 2011.

OUTSTANDING EQUITY

The following table sets forth information regarding the outstanding equity-based awards held by each of the named executive officers as of December 31, 2011.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2011

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options				Equity Incentive Plan Awards: Number of shares or units of stock that have not vested (#)(1)
NEO	Grant Date	Number of securities underlying unexercised options exercisable (#)	Equity Incentive Plan Awards: Number of securities underlying unexercised options (#) unexercisable (1)	Option Exercise Price ($)	Option Expiration Date			Market value of shares or units of stock that have not vested (#)(2)
Mark J. O’Brien	6/23/05	8,758	—	6.99	6/23/15	—		—
	4/28/06	8,758	—	10.11	4/28/16	—		—
	1/31/07	18,417	—	8.32	1/31/17	—		—
	2/27/08	19,204	—	15.81	2/27/18	—		—
	4/20/09	—	—	—	—	513,909	(3)	10,540,274
	5/19/09	50,300	25,150	13.37	5/19/19	63,606	(4)	1,304,559
	1/4/10	13,926	27,852	14.39	1/4/20	35,404	(5)	726,136
	5/10/11	—	231,567	17.61	5/10/21	—		—
Charles E. Cauthen	2/27/08	14,068	—	15.81	2/27/18	—		—
	4/20/09	—	—	—	—	171,234	(3)	3,512,009
	5/19/09	23,533	16,767	13.37	5/19/19	42,404	(6)	869,706
	1/4/10	9,359	18,716	14.39	1/4/20	23,792	(7)	487,974
	5/10/11	—	155,613	17.61	5/10/21	—		—
Denmar J. Dixon	4/20/09	5,555	2,778	7.67	4/20/19	—		—
	4/29/09	—	—	—	—	3,078		63,130
	1/22/10	—	90,000	14.29	1/22/20	110,000	(8)	2,256,100
	5/10/11	—	148,203	17.61	5/10/21	—		—
Kimberly A. Perez	1/31/07	1,473	—	8.32	1/31/17	—		—
	2/27/08	2,814	—	15.81	2/27/18	—		—
	5/19/09	18,863	9,431	13.37	5/19/19	23,852	(9)	489,205
	1/4/10	4,456	8,913	14.39	1/4/20	11,329	(10)	232,358
	5/10/11	—	74,102	17.61	5/10/21	—		—
Brian Libman	11/1/11	—	—	—	—	40,000		820,400
Keith Anderson	11/1/11	—	—	—	—	40,000		820,400

(1)	Vesting of all equity in these columns is set forth in the “Equity Vesting Schedules,” below.

(2)	Based on a share price of $20.51, the closing price of the Company’s stock on December 31, 2011.

(3)	RSUs granted to Messrs. O’Brien and Cauthen in connection with the merger of the WIM business into Hanover in April 2009. These RSUs are vested, but the restrictions on these vested RSUs do not lapse and the RSUs cannot be exchanged for Company stock until April 17, 2012, subject to acceleration in the event of certain employment termination circumstances.

(4)	Includes 21,202 RSUs that vested on May 19, 2010 and 21,202 RSUs that vested on May 19, 2011, but the restrictions on these vested RSUs do not lapse and the RSUs cannot be exchanged for shares of stock until May 19, 2012, subject to acceleration in the event of certain employment termination circumstances.

(5)	Includes 11,801 RSUs that vested on January 4, 2011, but the restrictions on these vested RSUs do not lapse and the RSUs cannot be exchanged for shares of stock until January 4, 2013, subject to acceleration in the event of certain employment termination circumstances.

(6)	Includes 14,135 RSUs that vested on May 19, 2010 and 14,134 RSUs that vested on May 19, 2011, but the restrictions on these vested RSUs do not lapse and the RSUs cannot be exchanged for shares of stock until May 19, 2012, subject to acceleration in the event of certain employment termination circumstances.

(7)	Includes 7,931 RSUs that vested on January 4, 2011, but the restrictions on these vested RSUs do not lapse and the RSUs cannot be exchanged for shares of stock until January 4, 2013, subject to acceleration in the event of certain employment termination circumstances.

(8)	Includes 36,667 RSUs that vested on January 22, 2011, but the restrictions on these vested RSUs do not lapse and the RSUs cannot be exchanged for shares of stock until January 22, 2013, subject to acceleration in the event of certain employment termination circumstances.

(9)	Includes 7,951 RSUs that vested on May 19, 2010, and 7,950 RSUs that vested on May 19, 2011, but the restrictions on these vested RSUs do not lapse and the RSUs cannot be exchanged for shares of stock until May 19, 2012, subject to acceleration in the event of certain employment termination circumstances.

(10)	Includes 3,776 RSUs that vested on January 4, 2011, but the restrictions on these vested RSUs do not lapse and the RSUs cannot be exchanged for shares of stock until January 4, 2013, subject to acceleration in the event of certain employment termination circumstances.

EQUITY VESTING SCHEDULES

	No. of Stock Options Vesting on Each Date
	1/4/12	4/20/12	5/10/12	5/19/12	1/4/13	2/28/13	5/10/13	1/22/14	2/28/14	5/10/14	2/28/15
O’Brien	13,926	—	77,189	25,150	13,926	37,576	77,189	—	37,575	77,189	37,576
Cauthen	9,358	—	51,871	16,767	9,358	15,782	51,871	—	15,781	51,871	15,782
Dixon	—	2,778	49,401	—	—	15,707	49,401	90,000	15,706	49,401	15,707
Perez	4,456	—	24,701	9,431	4,456	5,073	24,700	—	5,072	24,701	5,073
Libman	—	—	—	—	—	11,273	—	—	11,272	—	11,273
Anderson	—	—	—	—	—	15,857	—	—	15,857	—	15,857

	No. of Stock Awards Vesting on Each Date(1)
	5/19/10 (2)	1/4/11	2/27/11	3/14/11	5/19/11 (3)	1/4/12	4/17/12		4/30/12		5/19/12	1/4/13	1/22/13		11/1/13	11/1/14
O’Brien	21,202	11,802	5,504	—	21,202	11,801	513,909	(4)	—		21,202	11,801	—
Cauthen	14,135	7,931	4,031	—	14,134	7,930	171,234	(4)	—		14,135	7,931
Dixon	—	—	—	25,556	—	—	—		3,078	(5)	—	—	110,000	(6)
Perez	7,951	3,777	—	—	7,950	3,776	—		—		7,951	3,776
Libman															20,000	20,000
Anderson															20,000	20,000

(1)	All of the equity awards are of RSUs except as noted.

(2)	These RSUs vested on May 19, 2010, but the restrictions on these vested RSUs do not lapse and the RSUs cannot be exchanged for shares of stock until May 19, 2012, subject to acceleration in the event of certain employment termination circumstances.

(3)	These RSUs vested on May 19, 2011, but the restrictions on these vested RSUs do not lapse and the RSUs cannot be exchanged for shares of stock until May 19, 2012, subject to acceleration in the event of certain employment termination circumstances.

(4)	RSUs were granted to Messrs. O’Brien and Cauthen in connection with the merger of the WIM business into Hanover in April, 2009. These RSUs are vested, but the restrictions on these vested RSUs do not lapse and the RSUs cannot be exchanged for shares of stock until April 17, 2012, subject to acceleration in the event of certain employment termination circumstances.

(5)	Shares of restricted stock.

(6)	These RSUs vest one third per year on January 22, 2011, 2012 and 2013, but the restrictions on vested RSUs do not lapse and the RSUs cannot be exchanged for shares of stock until January 22, 2013, subject to acceleration in the event of certain employment termination circumstances.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes certain information regarding stock options exercised and stock awards vested with respect to the named executive officers during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of shares acquired on vesting (#)	Value Realized on Vesting ($)
O’Brien	—	—	5,504	107,025
Cauthen	—	—	4,031	78,383
Dixon	—	—	25,556	499,415
Perez	—	—	—	—
Libman	—	—	—	—
Anderson	—	—	—	—

See footnotes (3) — (10) to the table entitled “Outstanding Awards of Equity as of December 31, 2011” regarding RSUs that vested as of 2011, but the restrictions do not lapse and the vested RSUs cannot be exchanged for shares of stock until a later date, subject to acceleration in the event of certain employment termination circumstances.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that we may deduct in any year with respect to compensation paid to the Chief Executive Officer and President or any other senior officer unless such compensation is performance-based as described in Section 162(m) and the related regulations. We may from time to time pay compensation to our senior officers that may not be deductible, including discretionary bonuses or other types of compensation outside of our plan.

Although we generally have attempted to structure executive compensation so as to preserve deductibility, we also believe that there may be circumstances in which our interests are best served by maintaining flexibility in the manner in which compensation is provided, even if that might result in the non-deductibility of certain compensation under the Code.

Although equity awards may be deductible for tax purposes, the accounting rules pursuant to ASC 718 require that the portion of the tax benefit in excess of the financial compensation cost be recorded as paid-in-capital.

EMPLOYMENT AND SEVERANCE AGREEMENTS, CHANGE-IN-CONTROL PROTECTIONS, AND POST-TERMINATION PAY.

Employment, Severance and Change-in-Control Arrangements

In order to attract and ensure stability in executive management, we have entered into employment agreements with our named executive officers, as well as other members of management. For both competitive and fairness reasons, we believe it is important to protect senior management and other key employees in the event of a change-in-control. Providing employment protection should eliminate, or at least reduce, the reluctance of senior management to pursue potential transactions that may be in the best interests of stockholders, but may also result in adverse employment consequences to the NEOs. Messrs. O’Brien and Cauthen and Ms. Perez had contracts which pre-dated the Merger. These contracts contained some provisions that are not considered as best practices in today’s environment and, therefore, in 2010, the contracts were amended and restated to eliminate certain provisions, including, tax gross ups and payments of vehicle allowances as a component of severance. Mr. Dixon entered into an employment contract at the time that he became a full time employee of the Company, and Messrs. Libman and Anderson entered into employment agreements at the time of the signing of the purchase agreement to acquire Green Tree, which contracts became effective as of the closing of the Green Tree acquisition in July 2011.

The NEO contracts are collectively referred to as the “Executive Contracts.” Each Executive Contract, as amended by action of the Compensation Committee, contains the following basic provisions:

NEO	Initial Term (Years)	Current Expira- tion Date (1)	Base Salary ($)	Target Bonus ($)(2)	Maximum Bonus ($)	Long- Term Incentive ($)	Monthly Auto Allowance ($)	Annual Vacation (Days)
O’Brien	3	4/16/12	515,000	1,030,000	1,545,000	1,000,000	2,000	30
Cauthen	1	4/16/12	412,000	450,000	816,000	420,000	1,500	30
Dixon	1	1/21/13	409,940	448,884	812,000	418,000	1,500	30
Perez	1	4/16/12	300,000	300,000	540,000	135,000	1,000	20
Libman	1	6/30/12	400,000	800,000	1,200,000	300,000	—	20
Anderson	1	6/30/12	400,000	800,000	1,200,000	422,000	—	20

(1)	The Executive Contracts all automatically extend annually for one year terms, unless and until terminated in advance of any annual termination as provided in the contract.

(2)	The actual bonus in any year is subject to achieving individual and corporate performance targets established by the Compensation Committee and approved by the Board of Directors, and may be lower or higher (up to the Maximum Bonus cap) than the target bonus.

In addition, each NEO is entitled to participate in our group life and health insurance benefit plans and retirement plan generally applicable to our executives who are similarly situated, as well as reimbursement of reasonable out-of-pocket business expenses. Mr. O’Brien is contractually entitled to additional life insurance coverage as described below.

The Executive Contracts all contain termination benefits as summarized in the table below for which the following key is applicable:

A — “Compensation Payments” means the payment of unpaid annual base salary through the date of termination, plus the payment of any unpaid bonus amount for any year prior to the year of termination.

B — “Vacation Payment” means the payment of any accrued but unused vacation days.

C — “Prorated Bonus” means the payment of the NEO’s annual bonus for the fiscal year in which the termination occurs, pro rated for the period of employment in the year up to the date of termination.

D — “Compensation Continuation” means continuation of base salary, benefits and annual bonus for 18 months after termination.

E — “Compensation Continuation” means continuation of base salary, benefits and annual bonus for 12 months after termination.

F — “Cost of COBRA and Outplacement Services” means that the Company will (a) pay the excess cost of COBRA continuation coverage above the amount active employees pay for similar coverage under the Company’s benefit plans, and (b) provide up to $20,000 in outplacement services, in each case for the period of Compensation Continuation.

Basis for Termination of Employment
NEO	Death or Disability (1)	Retirement (2)	Voluntary Termination or Termination for Cause (3)(4)	Involuntary or Constructive Termination (5)(6)
O’Brien	A, B, C	A, B, C	A, B	A, B, C, D
Cauthen	A, B, C	A, B, C	A, B	A, B, C, D
Dixon	A, B, C	A, B, C	A, B	A, B, C, D
Perez	A, B, C	A, B, C	A, B	A, B, C, E
Libman	A, B, C	—	A, B	A, B, C, E, F
Anderson	A, B, C	—	A, B	A, B, C, E, F

(1)	“Disability” generally means the inability or failure to perform the employee’s duties for a period of 90 consecutive days or 120 days during any 12 month period due to any physical or mental illness or impairment; or a determination by a medical doctor that the employee is unable to perform his or her duties due to physical or mental illness or impairment.

(2)	“Retirement” means eligibility arises upon reaching the age of 60 or having a combination of age and years of service with the Company exceeding 70.

(3)	“Cause” generally means the commission of a felony arising from an act of fraud, embezzlement, or willful dishonesty in relation to the business or affairs of the Company, or any other felony that is materially injurious to the Company or its reputation or which compromises the employee’s ability to perform his or her job function or act as a representative of the Company; or a willful failure to attempt to substantially perform the employee’s duties.

(4)	In the event of termination for Cause, the NEO is not entitled to receive any unpaid bonus for the prior year.

(5)	“Constructive Termination” generally means a breach of the NEO’s Executive Contract by the Company, a material diminution of position, duties, responsibility or pay, or forced relocation of his or her primary job to a location more than 50 miles from the NEOs current principal office location

(6)	In order to receive Compensation Continuation, the executive would be required to execute a general release of claims and would, for the period of the Compensation Continuation, be bound by non-competition, non-solicitation and non-disparagement obligations.

Treatment of Equity in the Event of a Change-in-Control of the Company or Termination of Employment

In the event of a Change-in-Control of the Company or a NEO’s termination of employment:

•

Unvested equity will vest and become payable in the event of a Change-in-Control of the Company or an NEO’s employment is terminated due to his or her death, Retirement (excluding Messrs. Libman and Anderson), Disability, or in the event the NEO terminates his or her employment due to an event of Constructive Termination. A Change-in-Control of the Company is defined as a change of ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Treas. Reg. 1.409A-3(i)(5)). NEOs do not have the right to terminate employment and receive severance solely as a result of a Change-in-Control.

•	Unvested equity is forfeited in the event that the NEO’s employment is involuntarily or voluntarily terminated, other than as described above.

•	Vested (but unexercised or settled equity) and unvested equity is forfeited in the event of termination for Cause.

Several of the Executive Contracts contain provisions that are unique to a particular NEO. These are:

•

Mr. O’Brien’s contract provides that the Company will obtain life insurance benefits comparable to those provided to the chief executive officer of similar size companies engaged in a business similar to that of the Company in the Tampa, Florida, area.

•

Mr. Cauthen’s contract provides that he may choose to terminate his employment in the event that he is not chosen to succeed Mr. O’Brien as CEO of the Company, in which case he would receive salary and bonus continuation for one year from the date of his termination. The foregoing one year severance is subject to Mr. Cauthen (i) continuing in his role for a period of one year following the appointment of a new CEO, (ii) providing notice of his intention to terminate at least 60 days prior to the one year anniversary of the appointment of a new CEO, and (iii) executing a general release of claims against the Company.

•

Mr. Dixon’s contract provides that for 2010 Mr. Dixon’s annual bonus would consist, at a minimum, of 25,556 RSUs (the “2010 RSU Award”). To the extent that the actual bonus, calculated pursuant to the 2010 Management Incentive Plan, was equal to or less than $398,000, Mr. Dixon’s 2010 bonus would consist solely of the 2010 RSU Award. To the extent the actual bonus exceeded $398,000, Mr. Dixon would receive the 2010 RSU Award plus cash equal to the difference between the actual bonus award and $398,000. The 2010 RSU Award vested and was settled when all other 2010 bonuses were paid in 2011. Dividend equivalents were paid to Mr. Dixon on the 2010 RSU Award until the settlement date. In addition, Mr. Dixon received a sign-on bonus consisting of 110,000 RSUs and 90,000 stock options. The RSUs vest one third per year, but the restrictions do not lapse and the vested RSUs cannot be exchanged for common stock in the Company until January 22, 2013. The stock options, which have an exercise price of $14.29 (equal to the average of the high and the low selling price on the date of the grant), do not vest until 2014.

Potential Payments Upon Termination or Change-in-Control

At December 31, 2011 the Company had employment agreements, which include Change-in-Control provisions, with each of its NEOs. In the event of a Change-in-Control of the Company, all unvested equity would vest, however, there would be no other severance triggered other than that to which an NEO would be entitled due to the occurrence of some other triggering event (e.g., as a result of termination by the Company without Cause or termination by the NEO as a result of Constructive Termination).

The following table sets forth the potential benefits to which each NEO would be entitled to receive in the event of a Change-in-Control of the Company or upon termination of employment in the situations described. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would be known only at the time that such amounts would become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the Change-in-Control occurred, or the NEO’s employment had terminated on December 31, 2011. Note that the table does not include equity awarded after December 31, 2011, i.e., grants of options to all of our NEOs on February 28, 2012 as set forth in the table entitled “Grants of Plan Based Awards.”

The events pursuant to which the NEOs are entitled to potential payments are set forth in the second column and are as follows:

A — Termination by the Company without Cause

B — Termination by the NEO for Constructive Termination

C — Termination as a result of Death, Disability or Retirement

D — Change-in-Control

POTENTIAL PAYMENTS UPON CHANGE-IN-CONTROL OR TERMINATION

NEO	Event		Cash ($) (1)	Bonus Earned as of Event Date ($) (2)	Future Bonus @ Target ($) (3)	Vesting of Unvested Long-Term Awards ($)	Vesting of Special Equity ($) (4)	Health and Welfare Continuation ($)	Total ($)
O’Brien	A		772,500	901,250	1,545,000	—	10,540,274	19,188	13,778,212
	B		772,500	901,250	1,545,000	3,052,265	10,540,274	19,188	16,830,477
	C		—	901,250	—	3,052,265	10,540,274	19,188	14,512,977
	D		—	—	—	3,052,265	10,540,274	—	13,592,539

Cauthen	A		618,000	721,000	675,000	—	3,512,009	19,188	5,545,197
	B		618,000	721,000	675,000	2,043,222	3,512,009	19,188	7,588,419
	C		—	721,000	—	2,043,222	3,512,009	19,188	6,295,419
	D		—	—	—	2,043,222	3,512,009	—	5,555,231

Dixon	A		614,910	717,395	670,252	—	—	13,608	2,019,239
	B		614,910	717,395	670,252	3,344,488	—	13,608	5,363,727
	C		—	717,395	—	3,344,488	—	13,608	4,075,491
	D		—	—	—	3,344,488	—	—	3,444,488

Perez	A		300,000	393,750	300,000	—	—	—	993,750
	B		300,000	393,750	300,000	1,058,343	—	—	2,052,093
	C		—	393,750	—	1,058,343	—	—	1,452,093
	D		—	—	—	1,058,343	—	—	1,058,343

Libman	A		300,000	1,000,000	800,000	—	—	9,072	2,109,072
	B		300,000	1,000,000	800,000	820,400	—	9,072	2,929,472
	C	(5)	—	1,000,000	—	820,400	—	9,072	1,829,472
	D		—	—	—	820,400	—	—	820,400

Anderson	A		300,000	1,045,000	800,000		—	8,712	2,153,712
	B		300,000	1,045,000	800,000	820,400		8,712	2,974,112
	C	(5)	—	1,045,000	—	820,400	—	8,712	1,874,112
	D		—	—	—	820,400	—	—	820,400

(1)	Cash severance is in the form of salary continuation at the then-current base salary for a period of 18 months for Messrs. O’Brien, Cauthen and Dixon and 12 months for Ms. Perez and Messrs. Libman and Anderson. For purposes of this table it is assumed that the NEO has exhausted all vacation pay for the year. If not, the NEO would also be paid for any accrued but unused vacation.

(2)	All NEOs are entitled to a pro rata share of the current fiscal year bonus in the case of the events indicated. Amounts in this table assume a termination date of December 31, 2011 and represent the actual bonus paid for fiscal 2011 as that bonus would not have been paid at that date.

(3)	All NEOs are entitled to receive future bonuses for the periods described in footnote (1) at such time as such bonuses are paid, in amounts that are consistent with other NEOs (e.g., if other NEOs receive 100% of target, the terminated employee would receive a bonus at 100% of target). The amounts in this column reflect 100% of target. If actual performance is below target, the amounts would be adjusted downward. If minimum thresholds are not met, then no cash bonus would be paid. The maximum payments would be capped for each NEO (see discussion under “2012 Management Incentive Plan”).

(4)	Special Equity represents a one-time grant of RSUs to Messrs. O’Brien and Cauthen awarded in connection with the merger of the WIM business into Hanover in April 2009. These RSUs are vested, but the restrictions on these vested shares do not lapse and the RSUs cannot be exchanged for shares of stock until April 17, 2012; provided, however, that if Mr. O’Brien or Mr. Cauthen were to be terminated prior to April 20, 2012 the restrictions would lapse and the RSUs exchanged for shares of stock at that time on a one for one basis. The valuation assumes termination on December 31, 2011 and is at the closing price of the Company stock on that day, i.e., $20.51. The Special Equity will settle on April 17, 2012 and thereafter will cease to be a payment in the event of termination.

(5)	Termination payments do not apply in the event of Retirement.

Indemnification Agreements.    We have entered into indemnification agreements with all of our directors, the Chief Executive Officer, the Chief Operating Officer and Chief Financial Officer, all NEOs and other senior executives of the Company.

DIRECTOR COMPENSATION

The following director compensation table sets forth the total cash and non-cash compensation paid to or accrued for each person who served as a director of the Company for 2011. No directors who are employees of the Company received any fees or payments for service on our Board of Directors. A description of the fees paid to our non-employee directors follows the tables.

DIRECTOR COMPENSATION TABLE

Director	Fees Earned or Paid in Cash ($)(1)		Non-Qualifying Stock Option Awards (# Options)(2)	Non-Qualifying Stock Option Awards Value ($)(3)	Total Compensation ($)
Ellyn L. Brown	80,000		4,470	36,167	116,167
William J. Meurer	86,000	(4)	4,470	36,167	122,167
Shannon E. Smith	88,875	(4)	4,470	36,167	125,042
Michael T. Tokarz	70,000	(4)	4,470	36,167	106,167
Steven Berrard	71,000		4,470	36,167	107,167

(1)	Includes a $50,000 retainer plus meeting fees of $1,500 per meeting for attendance at each Board and Committee meeting; plus any applicable Chairman’s fees as described in footnote (4).

(2)	Directors were awarded grants of 2,000 stock options, plus an additional $20,000 of economic value in stock options, at the time of the 2011 Annual Stockholders Meeting.

(3)	Dollar values represent the total grant-date fair value for the option awards.

(4)	Includes the following fees for serving as Committee Chairman: Meurer $15,000 (Audit); Smith $8,875 (Compensation); Tokarz $5,000 (Governance).

Our Company’s total compensation package for non-employee directors is designed to compensate each non-employee director approximately $148,000 per year (the actual amount depends on the number of meetings of the Board and its committees and the number of committees on which each member sits) in a package consisting of cash and equity of the Company. During 2011, the compensation package for the non-employee directors consisted of (a) a base annual retainer of $50,000, paid in quarterly installments, (b) a grant of 2,000 options to purchase Company common stock, and (c) an additional $20,000 of economic value of stock options, in the case of (b) and (c), each awarded under the 2011 Omnibus Incentive Plan (a total of 4,470 options were awarded at a price of $17.61 vesting in three equal installments over three years with an expiration date of May 10, 2021). In addition, the Chairman of the Audit Committee received a fee of $15,000, the Chairman of the Compensation Committee received a fee of $8,875 and the Chairman of the Governance Committee received a fee of $5,000. In 2011, all non-employee directors received meeting fees of $1,500 per meeting for each Board and committee meeting attended. All directors also received reimbursement of travel expenses incurred in connection with attending meetings of the Board of Directors or committees of the Board.

For 2012, the Compensation Committee has revised the independent directors’ compensation, effective as of the 2012 Annual Meeting as follows:

•	$60,000 cash retainer to be paid quarterly (which may, at each director’s discretion, be taken in shares of Company stock).

•	$75,000 in Company stock or equivalents.

•	Chairmen’s fees of $20,000 for the Audit Committee Chair, $12,500 for the Compensation Committee Chair and $10,000 for the Governance Committee Chair.

These changes in payment structure reflect the Board’s desire to better align Company directors, as well as its executive management, with Company stockholders by increasing the equity component of their compensation. In addition, the Company will no longer pay Board or committee meeting fees. The elimination of meeting fees reflects a current best practice trend as it mitigates against the risk of (a) directors holding excessive meetings in order to increase fees, or (b) not holding meetings out of a concern for appearing to be holding excessive meetings in order to increase fees. Our Board believes that meetings should be held (or not held) strictly on the basis of need, without consideration of benefit to the individual directors or additional cost to the Company.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently has outstanding shares issued under two different equity compensation plans – the 1999 Equity Incentive Plan (the “1999 EIP”) and the 2011 Omnibus Incentive Plan (the “2011 Plan”). The 1999 Plan expired in May 2009. The 2011 Plan was approved by our stockholders at the 2011 Annual Meeting. The following table sets forth the number of shares of our common stock subject to outstanding stock options and RSUs from both plans, the weighted average exercise price of outstanding stock options and RSUs, and the number of shares remaining available for future grants as of December 31, 2011. Our 2011 Omnibus Incentive Plan provides for a proportionate adjustment to the number of shares reserved for issuance in the event of any stock dividend, stock split, combination, recapitalization, or similar event.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans Approved by security holders	3,050,076	(1)	$16.34	3,536,334	(2)
Equity compensation plans not approved by security holders	0			0
Total	3,050,076		$16.34	3,536,334

(1)	Represents 2,778,549 shares issuable pursuant to outstanding options and RSUs under the 2011 Plan and 256,137 shares issuable pursuant to outstanding options and RSUs under the 1999 EIP.

(2)	Represents the shares of common stock which may be issued pursuant to future awards under the 2009 LTIP. Inasmuch as the 1999 EIP expired in May, 2009 no future shares will be issued under this plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Except as described herein, none of the directors or officers of the Company, and no shareholder holding over 5% of the Company’s common stock, and no corporations or firms with which such persons or entities are associated, currently maintains or has maintained since the beginning of the last fiscal year, any significant business or personal relationship with the Company other than such as arises by virtue of such position or ownership interest in the Company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of common stock as of March 28, 2011 by: (a) each person known by us to beneficially own 5% or more of our shares of Common Stock, (b) each of our directors and each of our NEOs, and (c) all of our directors and executive officers as a group. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all of the common stock owned by them.

	Current Beneficial Ownership
Name of Beneficial Owner	Number of Shares(1)	Percent of Class(2)
Directors and Named Executive Officers
Steven Berrard(3)	25,953	*
Ellyn L. Brown(4)	18,386	*
Denmar J. Dixon(5)	206,414	*
William J. Meurer(6)	21,113	*
Mark J. O’Brien(7)	860,410	3.0%
Shannon Smith(8)	35,180	*
Michael T. Tokarz(8)	172,163	*
Charles E. Cauthen(9)	433,475	1.5%
Kimberly A. Perez(10)	79,569	*
Brian Libman	0	0
Keith Anderson	0	0
All directors and executive officers as a group (20 persons)(11)	1,942,036	6.6%
Other Beneficial Holders
Pine River Capital Management, L.P.(12)	2,423,837	8.7%
601 Carlson Parkway, Suite 330
Minnetonka, Minnesota 55305
NewSouth Capital Management, Inc.(13)	2,387,319	8.5%
999 S. Shady Grove Rd, Suite 501
Memphis, Tennessee 38120
S.A.C Capital Advisors, L.P.(14)	2,332,710	8.3%
72 Cummings Point Road
Stamford, Connecticut 06902
Keeley Asset Management Corp.(15)	1,850,696	6.6%
401 South LaSalle Street
Chicago, Illinois 60605
BlackRock Institutional Trust Company, N.A.(16)	1,493,740	5.3%
40 East 52nd Street
New York, NY 10022

*	Less than 1%

(1)	For purposes of this table, a person is deemed to be the beneficial owner of a security if he or she (a) has or shares voting power or dispositive power with respect to such security, or (b) has the right to acquire such ownership within 60 days. “Voting power” is the power to vote or direct the voting of shares, and “dispositive power” is the power to dispose or direct the disposition of shares, irrespective of any economic interest in such shares.

(2)	In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of common shares outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within 60 days held by such individual or group, but are not deemed outstanding by any other person or group.

(3)	Includes 4,953 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days.

(4)	Includes 10,490 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days.

(5)	Includes 57,734 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days.

(6)	Includes 7,713 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days.

(7)	Includes 813,143 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days.

(8)	Includes 15,268 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days.

(9)	Includes 338,594 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days.

(10)	Includes 66,200 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days.

(11)	Includes 1,404,103 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days.

(12)	The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with SEC by Pine River Capital Management, L.P. (“Pine River Capital”) and Pine River Fixed Income Master Fund, Ltd. (“Pine River Fixed Income” and collectively with Pine River Capital, “Pine River”) on October 21, 2011 (the “Pine River 13G”). According to the Pine River 13G, Pine River Capital and Brian Taylor beneficially own an aggregate of 2,423,837 shares of our common stock. Pine River Fixed Income beneficially owns 1,477,516 shares of our common stock. Brian Taylor and Pine River Capital have the sole power to vote or direct the vote, or the sole power to dispose or to direct the disposition of none of our shares of common stock. Brian Taylor and Pine River Capital have the shared power to vote or direct the vote, and the shared power to dispose or to direct the disposition of 2,423,837 shares of our common stock. Pine River Fixed Income has the sole power to vote or direct the vote, or the sole power to dispose or to direct the disposition of none of our shares of common stock. Pine River Fixed Income has the shared power to vote or direct the vote, and the shared power to dispose or to direct the disposition of 1,477,516 shares of our common stock.

(13)	The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with SEC by NewSouth Capital Management (“NewSouth”) on February 14, 2012 (the “NewSouth 13G”). According to the NewSouth 13G, New South beneficially owns an aggregate of 2,387,319 shares of our common stock, has the sole power to vote or to direct the voting of 1,849,714 shares of our common stock, the sole power to dispose or to direct the disposition of 2,387,319 shares of our common stock, and the shared power to vote or direct the voting of, or to dispose of or to direct the disposition of none of our shares of common stock.

(14)

The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with the SEC by S.A.C. Capital Advisors, L.P. (“SAC LP”), S.A.C. Capital Advisors, Inc. (“SAP Inc.”), CR Intrinsic Investors, LLC (“CR Intrinsic”), Sigma Capital Management, LLC (“Sigma”) and Steven A. Cohen (“Cohen” — collectively with SAC LP, SAP Inc., CR Intrinsic, Sigma, referred to as “SAC”) on February 14, 2012 (the “SAC 13G”). According to the SAC 13G, SAC LP and SAC Inc. beneficially own 1,376,510 shares of our common stock, have sole voting power to vote or to direct the voting, and the sole power to dispose of or to direct the disposition of none of our shares, and have the shared power to vote or to direct the voting of and the shared power to dispose of or to direct the disposition of 1,376,510 shares of our common stock. CR Intrinsic beneficially owns 56,200 shares of our common stock, has sole voting power to vote or to direct the voting, and the sole power to dispose of or to direct the disposition of none of our shares, and has the shared power to vote or to direct the voting of, and the shared power to dispose of or to direct the disposition of 56,200 shares of our common stock. Sigma beneficially owns 900,000 shares of our common stock, has the sole voting power to vote or to direct the voting, and the sole power to dispose of or to direct the disposition of none of our shares, and has the shared power to vote or to direct the voting of and the shared power to dispose of or to direct the disposition of 900,000 shares of our common stock. Cohen beneficially owns 2,332,710 shares of our common stock, has the sole voting power to vote or to direct the voting, and the sole power to dispose of or to direct the disposition of none of our shares, and has the shared power to vote or to direct the voting of and the shared power to dispose of or to direct the disposition of 2,332,710 shares of our common stock.

(15)	The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with the SEC by Keeley Asset Management Corp., or Keeley, on February 7, 2012 (the “Keeley 13G”). According to the Keeley 13G, Keeley beneficially owns an aggregate of 1,850,696 shares of our common stock, has the sole power to vote or direct the voting of 1,808,696 shares of our common stock, sole power to dispose of or to direct the disposition of 1,850,696 and the shared power to vote or direct the voting of, or the shared power to dispose of or to direct the disposition of none of our shares of common stock. According to the Keeley 13G, John J. Keeley, Jr. beneficially owns an aggregate of 24,015 but has the sole voting power to vote or to direct the voting, and the sole power to dispose of or to direct the disposition of, or the shared power to vote or to direct the voting of, or the shared power to dispose of or to direct the disposition of none of our shares of our common stock.

(16)	The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with the SEC by BlackRock, Inc., (“BlackRock”), on February 10, 2012 (the “BlackRock 13G”). According to the BlackRock 13G, BlackRock beneficially owns an aggregate of 1,493,740 shares of our common stock, has sole voting power to vote or to direct the voting of, and the sole power to dispose of or to direct the disposition of 1,493,740 shares of our common stock, and has the shared power to vote or direct the voting of, or the shared power to dispose or to direct the disposition of none of the shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires all executive officers, directors, and persons who are the beneficial owner of more than 10% of our shares of outstanding common stock to file reports of ownership with the SEC indicating their ownership of the Company’s equity securities and to report any changes in that ownership. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to comply therewith during the fiscal year ended December 31, 2011. The Company believes that all of these filing requirements were satisfied by its executive officers, directors, and by the beneficial owners of more than 10% of our shares of common stock. In making this statement, the Company has relied on copies of the reporting forms received by it or on the written representations from certain reporting persons.

AUDIT COMMITTEE REPORT

The audited financial statements of the Company, as of and for the three year period ended on December 31, 2011, are included in the 2012 Annual Report on Form 10-K. The Audit Committee oversees the Company’s financial reporting process and the independent audit of the annual consolidated financial statements. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter at least annually.

The Company, acting through its management and Board of Directors, has the primary responsibility for the financial statements and reporting process, including the systems of internal accounting controls. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the financial reporting process, and internal controls. Ernst & Young, an independent registered certified public accounting firm engaged by the Company, is responsible for auditing the Company’s annual financial statements and expressing its opinion thereon in accordance with auditing standards and accounting principles generally accepted in the United States of America.

The Audit Committee met six times during 2011. In performing its oversight function, the Audit Committee has reviewed the audited financial statements with the Company’s management, including a discussion of the quality, not merely the acceptability, of the accounting principles used, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also has reviewed with Ernst & Young its judgments as to the quality and acceptability of the Company’s accounting principles. Management and Ernst & Young have advised the Audit Committee that the Company’s consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. The Audit Committee discussed with Ernst & Young matters covered by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has reviewed, evaluated and discussed with that firm the written report and its independence from the Company. The Audit Committee confirmed that Ernst & Young has not provided any non-audit services to the Company during the 2011 fiscal year.

In addition, the Audit Committee has discussed with the Company’s internal auditors and Ernst & Young the overall scope and plans for their respective audits. The Audit Committee conferred with Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company, as of and for the year ended December 31, 2011, with management, its internal auditors, and Ernst & Young. Based upon the reviews and the discussions referred to above, in reliance on management and Ernst & Young, and subject to the limitations of the role of the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC. The Audit Committee also has approved, and is recommending stockholder approval and ratification of, the appointment of Ernst & Young to audit the Company’s financial statements for its 2012 fiscal year.

This report is respectfully submitted by:

AUDIT COMMITTEE:

William Meurer, Chairman

Steven Berrard,

Ellyn Brown, and

Shannon Smith

SHAREHOLDER PROPOSALS

The Company encourages stockholders to contact the Corporate Secretary prior to submitting a stockholder proposal. Stockholder proposals must conform to the Company’s by-laws and the requirements of the SEC.

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2013 proxy statement. Any stockholder intending to present a proposal for inclusion in the Company’s proxy materials at the 2013 Annual Meeting must provide timely written notice of the proposal to our Corporate Secretary, 3000 Bayport Drive, Suite 1100, Tampa, Florida 33607, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2). The Company must receive the proposal by November 3, 2012, for possible inclusion in the Proxy Statement. If the date of the 2013 Annual Meeting changes by more than 30 days from May 3, 2013, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials for the 2013 Annual Meeting. The Company will determine if it will include a stockholder proposal in the Proxy Statement in accordance with SEC rules governing the solicitation of proxies.

In addition, under the Company’s bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders at the 2013 Annual Meeting may be made by eligible stockholders. Such nominations and proposals shall be accompanied by, among other things more specifically set forth in the Company’s by-laws, a statement of the reasons for conducting such business at the annual meeting, the name and record address of the stockholder submitting the proposal, a representation that such stockholder is a holder of record of shares of our common stock entitled to vote at the meeting, a statement of the class and number of shares of the Company beneficially owned by the stockholder and any short interest in any of the Company’s securities, and a description of any material interest such stockholder may have with respect to such proposal. Proposals must be received by the Corporate Secretary at the above address no earlier than November 3, 2012 and no later than 5:00 p.m. (Eastern) on December 5, 2012 for inclusion in next year’s proxy statement and proxy card. The notice of nomination or proposal must detail the information specified in the Company’s by-laws. We will not entertain any proposals or nominations at the Annual Meeting that do not meet the requirements set forth in our by-laws which are posted on our website at www.walterinvestment.com. To make a submission or to request a copy of our by-laws, stockholders should contact our Corporate Secretary at 3000 Bayport Drive, Tampa, Florida, 33607.

SOLICITATION COSTS

The Company will bear the costs of preparing, assembling, and mailing this proxy statement, the form of proxy, and the 2012 Annual Report in connection with the Annual Meeting. In addition to solicitation by use of mail, employees of the Company may solicit proxies personally or by telephone, by facsimile copy, or telegraph, but will not receive additional compensation therefor. Arrangements may be made with banks, brokerage houses, and other institutions, nominees, and fiduciaries to forward the solicitation materials to beneficial owners and to obtain authorizations for the execution of proxies. The Company will, upon request, reimburse those persons and entities for expenses incurred in forwarding proxy materials for the Annual Meeting to beneficial owners.

ANNUAL REPORT

The Company’s 2012 Annual Report for the fiscal year ended December 31, 2011, which includes financial statements, was mailed to stockholders together with the Notice of the Annual Meeting of Stockholders and this Proxy Statement.

OTHER MATTERS

At the time of the preparation of this Proxy Statement, the Board of Directors of the Company had not been informed of any matters proposed to be presented for action at the Annual Meeting other than the proposals specifically set forth in the Notice of Annual Meeting and referred to herein. If any other matters are properly presented for action at the Annual Meeting, it is intended that the persons named in the accompanying proxy card will vote or refrain from voting in accordance with their best judgment on such matters after consultation with the Board of Directors.

The Company will provide without charge to any stockholder upon written request, a copy of the Company’s Annual Report on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission (without exhibits). All such requests should be delivered to Stuart D. Boyd, Secretary, Walter Investment Management Corp., at the address set forth on the front page of this proxy statement. Copies of exhibits will be provided upon written request and payment of a reasonable fee to cover the costs of reproduction and mailing.

By Order of the Board of Directors

STUART D. BOYD

Secretary

Tampa, Florida

April 6, 2012

Location for the 2012 Annual Meeting of Stockholders

Walter Investment Management Corp.

Thursday, May 3, 2012 at 10:00 a.m. local time

Grand Hyatt Tampa Bay

2900 Bayport Drive, Tampa, Florida 33607

Telephone (813) 874-1234

From Tampa International Airport:

•	Follow signs to airport exit

•	Follow signs to Hwy 60 West/Clearwater

•	Exit to the right off of Hwy 60 onto Bayport Drive

•	Follow signs to the Hyatt

From the Clearwater/Northern Pinellas County area traveling eastbound:

•	Follow Hwy 60 East across the Courtney Campbell Causeway

•	After passing Rocky Point, exit to the right onto Bayport Drive

•	Follow signs to the Hyatt

From the St. Petersburg/Southern Pinellas County area traveling northeast:

•	Follow I-275 North across the Howard Frankland Bridge

•	Take Exit 39B towards Hwy 60/Tampa International Airport

•	Follow all signs to Hwy 60 West/Clearwater

•	Immediately after merging onto Hwy 60 West, exit to the right onto Bayport Drive

•	Follow signs to the Hyatt

From Northern and Eastern Florida:

•	Follow I-275 south (Northern Florida) or I-4 West until it runs into I-275 South (Eastern Florida)

•	Take Exit 39A towards Clearwater/Hwy 60 West

•	Continue to follow signs to Clearwater/Hwy 60 West

•	Immediately after merging onto Hwy 60 look for signs for Bayport Drive/Hyatt on the right

•	Follow signs to the Hyatt

From Northern Florida via the Veterans Expressway:

•	Take SR-589 (Toll) south past Memorial Hwy

•	Stay to the right and follow signs to Hwy 60 West/Clearwater

•	Immediately after merging onto Hwy 60 look for signs for Bayport Drive/Hyatt on the right

•	Follow signs to the Hyatt

Please note that attendance at the meeting will be limited to stockholders of Walter Investment Management Corp. as of the record date (or their authorized representatives). You will be required to provide the admission ticket that is detachable from your proxy card or provide other evidence of ownership. If your shares are held by a bank or broker, please bring to the meeting your bank or broker statement evidencing your beneficial ownership of Walter Investment Management Corp. stock to gain admission to the meeting.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
WALTER INVT MGMT CORP
3000 Bayport Drive	Electronic Delivery of Future PROXY MATERIALS
Suite 1100 Tampa, FL 33607	If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	Mark O’Brien 02 Shannon Smith

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2	Advisory vote on executive compensation for named executive officers.							☐	☐	☐
3

Approval and Ratification of Registered Certified Public Accounting Firm. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s registered certified public accounting firm for the 2012 fiscal year.

								☐	☐	☐

NOTE: In their discretion, on such other business as may properly come before the meeting (the Board of Directors is not aware of any matter other than the above proposals which are to be presented for action at the Annual Meeting). The above proposals are described in greater detail in the accompanying Proxy Statement dated March     , 2012, which is incorporated herein by reference.

			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

WALTER INVESTMENT MANAGEMENT CORP. Annual Meeting of Stockholders, May 3, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of shares of common stock, $0.01 par value per share, of Walter Investment Management Corp., a Maryland corporation (the “Company”), does hereby appoint Mark O’Brien and Stuart D. Boyd, and each of them, as due and lawful attorneys-in-fact (each of whom shall have full power of substitution), to represent and vote as designated below all of the shares of common stock of the Company that the undersigned held of record at the close of business on March 23, 2012, at the Annual Meeting of Stockholders of the Company to be held at the Grand Hyatt Tampa Bay, Tampa, Florida, on May 3, 2012, at 10:00 a.m. local time, or any adjournment thereof, on the following matters, and on such other business as may properly come before the meeting:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS, FOR APPROVAL OF THE 2010 COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS, FOR AN ANNUAL ADVISORY VOTE OF SHAREHOLDERS ON EXECUTIVE COMPENSATION, FOR APPROVAL OF THE 2011 OMNIBUS INCENTIVE PLAN, AND FOR THE APPROVAL AND RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011.

Continued and to be signed on reverse side